EXHIBIT 10.1

NOTE PURCHASE AGREEMENT Dated as of July 17, 2023 among LANDSEA HOMES CORPORATION, as the Issuer, U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as the Agent, and The Holders Party Hereto

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5.16.	Investment Company	49
5.17.	Margin Stock	49
5.18.	Intellectual Property	49
5.19.	Line of Business	49
5.20.	Accuracy and Completeness of Information	50
5.21.	Not Plan Assets; No Prohibited Transactions	50
5.22.	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	50
5.23.	Beneficial Ownership Certification	50
5.24.	Guarantors	50
5.25.	Solvency	51
5.26.	Affiliate Transactions	51
5.27.	Private Offering	51
5.28.	Eligibility Requirements	51
5.29.	Survival of Representations and Warranties, Etc	51

ARTICLE VI AFFIRMATIVE COVENANTS		52

6.01.	Preservation of Existence and Similar Matters	52
6.02.	Compliance with Applicable Law	52
6.03.	Maintenance of Property	52
6.04.	[Reserved]	52
6.05.	Insurance	52
6.06.	Payment of Taxes, Impositions and Claims	52
6.07.	Books and Records; Inspections	52
6.08.	Use of Proceeds	53
6.09.	Environmental Matters	53
6.10.	Further Assurances	53
6.11.	Material Contracts	53
6.12.	[Reserved]	53
6.13.	Guarantors	53
6.14.	[Reserved]	54
6.15.	Beneficial Ownership	54
6.16.	Designation as Senior Debt	54
6.17.	Information	54
6.18.	Electronic Delivery of Certain Information	57
6.19.	Public/Private Information	57
6.20.	Holder Meetings	58
6.21.	Rule 144A Information	58
6.22.	Removal of Legends	58
6.23.	Bloomberg	58
6.24.	DTC Eligibility	58

ARTICLE VII NEGATIVE COVENANTS		58

7.01.	Financial Covenants	59
7.02.	Investments	59
7.03.	Dividends and Other Restricted Payments	59
7.04.	Liens	60
7.05.	Burdensome Agreements	60
7.06.	Fundamental Changes	60
7.07.	Prepayments; Amendments	60
7.08.	Permitted Indebtedness	61
7.09.	Dispositions	63

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7.10.	Plans	64
7.11.	Fiscal Year; Line of Business; Accounting Practices	64
7.12.	Modifications of Organizational Documents and Material Contracts, Etc	64
7.13.	Transactions with Affiliates	65
7.14.	Payment for Consent	65
7.15.	Permitted Activities	65
7.16.	Sanctions; Anti-Corruption Use of Proceeds	66

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		66

8.01.	Events of Default	66
8.02.	Remedies Upon Event of Default	68
8.03.	Payments Set Aside	69
8.04.	Allocation of Proceeds	69
8.05.	Right to Cure	70
8.06.	Performance by the Agent	70
8.07.	Rights Cumulative	71

ARTICLE IX RELEASE OF GUARANTORS		71

9.01.	Release of Guarantors	71

ARTICLE X HOLDERS’ SPECIAL RIGHTS		71

10.01.	Service Charges	71
10.02.	Lost, etc. Notes	72

ARTICLE XI REDEMPTION AND REPURCHASE OF THE NOTES		72

11.01.	Optional Redemption	72
11.02.	Selection of Notes to be Redeemed or Repurchased	72
11.03.	Notice of Redemption	72
11.04.	Effect of Notice of Redemption	73
11.05.	Deposit of Redemption or Purchase Price	73
11.06.	Notes Redeemed or Purchased in Part	73

ARTICLE XII AGENT		73

12.01.	Appointment and Authority	73
12.02.	Rights as a Holder	74
12.03.	Exculpatory Provisions	74
12.04.	Reliance by Agent	76
12.05.	Delegation of Duties	76
12.06.	Successor Agent	76
12.07.	Non-Reliance on Agent and Other Holders	77
12.08.	No Other Duties, Etc	77
12.09.	Agent May File Proofs of Claim	77
12.10.	Guaranty Matters	77
12.11.	Notice of Transfer	78
12.12.	[Reserved]	78
12.13.	Indemnification	78
12.14.	Relation among Holders	78
12.15.	Erroneous Payments	78

ARTICLE XIII MISCELLANEOUS		79

13.01.	Amendments, Etc	79

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13.02.	Notices; Effectiveness; Electronic Communications	80
13.03.	No Waiver; Cumulative Remedies	81
13.04.	Expenses; Indemnity; Damage Waiver	82
13.05.	Successors and Assigns	83
13.06.	Treatment of Certain Information; Confidentiality	84
13.07.	Right of Setoff	85
13.08.	Interest Rate Limitation	85
13.09.	Counterparts; Integration; Effectiveness	85
13.10.	Survival	86
13.11.	Severability	86
13.12.	Governing Law; Jurisdiction; Etc	86
13.13.	Waiver of Jury Trial	87
13.14.	No Advisory or Fiduciary Responsibility	87
13.15.	USA Patriot Act Notice	88
13.16.	Foreign Asset Control Regulations	88
13.17.	Time of the Essence	88
13.18.	Press Releases	88
13.19.	Additional Waivers	89
13.20.	No Strict Construction	90
13.21.	Attachments	90
13.22.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	90

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SCHEDULES

1.01	Purchasers
1.01(a)	List of Note Parties
1.01(b)	Excluded Subsidiaries
5.02	Note Parties Organizational Information
5.07	Indebtedness and Guaranties
5.08	Material Contracts
5.09	Litigation
13.02	Certain Addresses for Notices

EXHIBITS

Form of

A	Note
B	Assignment and Assumption Agreement
C	Subsidiary Guaranty
D	U.S. Tax Compliance Certificates
E	Compliance Certificate

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NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (“Agreement”) is entered into as of July 17, 2023, among LANDSEA HOMES CORPORATION, a Delaware corporation (the “Issuer”), each holder from time to time party hereto (collectively, the “Holders” and individually, a “Holder”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Agent.

On the Closing Date, the Issuer desires to issue to the Purchasers, and the Purchasers desire to purchase from the Issuer, the Notes upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01.      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“A&D Lot” means an individual Lot designated on a subdivision plat or map (whether preliminary or final) for a subdivision underdevelopment by the Issuer or a Project Owner that is zoned by a Governmental Authority as a use by right by the municipality in which such real property is located for residential building and use, and with respect to which the Issuer or such Project Owner is actively developing into a Finished Lot. Unless the context otherwise requires, the term “A&D Lot” refers to the Lot prior to a transfer of the Lot for Housing Unit construction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Subsidiary Guaranty.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Subsidiary after the Closing Date (in accordance with a transaction permitted hereunder), Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary that was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary and (2) with respect to the Issuer or any Subsidiary, any Indebtedness of a Person (other than the Issuer or a Subsidiary) existing at the time such Person is merged with or into the Issuer or a Subsidiary, or Indebtedness expressly assumed by the Issuer or any Subsidiary in connection with the acquisition of an asset or assets from another Person (in each case, in accordance with a transaction permitted hereunder), which Indebtedness was not, in any case, incurred by such other Person in connection with, or in anticipation or contemplation of, such merger or acquisition; provided, that such Indebtedness is and remains the obligation only of the Person being acquired or the Person surviving the merger or acquiring assets, as applicable.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless explicitly set forth to the contrary, a reference to an “Affiliate” means a reference to an Affiliate of the Issuer. Notwithstanding anything to the contrary, no Credit Party shall be an Affiliate of any Note Party or of any Subsidiary of any Note Party solely by reason of the provisions of the Note Documents.

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“Agency Fee Letter” means that certain fee letter, dated as of June 16, 2023, by and between the Issuer and the Agent.

“Agent” means U.S. Bank Trust Company, National Association, as administrative agent hereunder and under any of the other Note Documents, or any replacement agent permitted hereunder.

“Agent’s Account” means the Agent’s account as the Agent may from time to time notify the Issuer and Holders of in writing.

“Agreement” means this Note Purchase Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anticipated Cure Deadline” has the meaning given to that term in Section 8.05(a).

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction from time to time concerning or relating to bribery or corruption, including, without limitation: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Note Party or any Subsidiary is located or doing business.

“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements, including, without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” or “applicable law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Approvals and Permits” means, with respect to any Real Estate Inventory, each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, entitlements and other actions and rights granted by or filings with any Person necessary or appropriate for acquisition and development of such property, for construction of Housing Units, for the sale of Housing Units, for occupancy, ownership, and use by the Issuer and other Persons of the Lots and Housing Units, or otherwise for the conduct of, or in connection with, the business and operations of the applicable Subsidiary.

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Holder, (b) an Affiliate of a Holder, or (c) an entity or an Affiliate of any entity that administers or manages a Holder.

“Approved Lines of Business” means (a) acquiring property intended for residential development projects; (b) zoning, entitling, subdividing or causing to be subdivided such projects into residential lots and related amenities; (c) installing, or causing to be installed, onsite and/or offsite improvements as needed to create finished residential lots and related amenities for such projects; and (d) constructing and selling Housing Units in such projects to members of the home buying public, and in each case, any business substantially related or incidental thereto.

“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Holder and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.05), and accepted by the Agent, in substantially the form of Exhibit B or any other form approved by the Agent.

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan.”

“Benefited Holder” has the meaning given to that term in Section 2.08.

“BlackRock ESG Questionnaire” means a questionnaire in a form provided by BlackRock Financial Management, Inc. (or its Affiliates) relating to environmental, social and governance attributes of the Issuer and its Affiliates.

“BlackRock Holder” means each Holder managed or administered by BlackRock Capital Investment Advisors, LLC or its Affiliates.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York or a place of payment, are open for the conduct of their commercial banking business.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

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“Cash Equivalent Investments” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof; (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s; (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by S&P or Moody’s, including any related cash sweeps; (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each either having membership in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; (e) demand deposit accounts maintained in the ordinary course of business with an FDIC insured financial institution; and (f) investment funds at least ninety-five percent (95%) of the assets of which constitute cash or Cash Equivalent Investments of the kinds described in clauses (a) through (e) of this definition.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Investor becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that there shall be no Change of Control pursuant to this clause (a) if the Permitted Investor is the beneficial owner (as determined above), directly or indirectly, of more than 40% of such Equity Interests of the Issuer;

(b)           the passage of thirty (30) days from the date upon which any Person or two or more Persons (other than a Permitted Investor) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Issuer, or control over the Equity Interests of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; provided, that there shall be no Change of Control pursuant to this clause (c) if the Permitted Investor is the beneficial owner (as determined above), directly or indirectly, of more than 40% of such Equity Interests of the Issuer; or

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(c)           the Issuer shall, at any time, cease to own, directly or indirectly, 100% of the Equity Interests of Landsea Homes US.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 13.01.

“Completion Deeds of Trust” means a deed of trust or mortgage or similar Lien in favor of a land seller that secures deferred purchase price payable by the Project Owner upon partial or full completion of onsite and/or offsite improvements (including for example grading, streets and utilities) in the applicable Subdivision that are being constructed and developed by the land seller.

“Compliance Certificate” has the meaning given to that term in Section 6.17(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness of the Issuer and its Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any permitted acquisition or investment and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), and net of all cash and Cash Equivalent Investments in excess of the Threshold Cash Amount; provided that, notwithstanding anything to the contrary herein, for purposes of calculating Consolidated Debt, Total Capitalization, and/or the Maximum Leverage Ratio, as applicable, for purposes of permitting the incurrence of Indebtedness under Section 7.08(t), permitting the making of Restricted Payments under Section 7.03(d), permitting the making of payments under Section 7.07(ii), permitting the making of Permitted Investments under clause (m) of the definition thereof, or otherwise utilizing the Restricted Payments Basket, (i) the cash proceeds of any incurrence or proposed incurrence of Indebtedness shall not be included as cash and Cash Equivalent Investments and (ii) the amount of Consolidated Debt shall not be netted by any cash or Cash Equivalent Investments.

“Consolidated EBITDA” means, with respect to the Issuer, on a consolidated basis for the applicable period, the sum of the following amounts for such period of (a) Consolidated Net Income, (b) Consolidated Net Interest Expense, (c) the aggregate amount of federal and state taxes, if any, based on income for such period, (d) total depreciation expense, (e) total amortization expense, (f) amortization of capitalized interest to costs of sales, and (g) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined in accordance with GAAP.

“Consolidated Interest Expense” means for any period, without duplication, the aggregate amount of interest incurred (whether paid, accrued, or capitalized, but not including interest and other charges amortized to cost of sales) of the Issuer, which, in conformity with GAAP, would be set opposite the caption “Interest Expense” or any like caption on a consolidated income statement for the Issuer for such period, including imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit, the interest portion of any deferred payment obligation, amortization of discount or premiums, if any, and all other non-cash interest expense, other than interest and other charges amortized to cost of sales.

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“Consolidated Net Income” means, with respect to the Issuer, for any fiscal year or other fiscal period, the net income of the Issuer for such fiscal year or other fiscal period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Interest Expense” means, with respect to the Issuer, for any period, Consolidated Interest Expense less interest capitalized during the current period.

“Consolidated Total Assets” means, with respect to the Issuer, as at the end of any fiscal period, the total assets of the Issuer, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of the Issuer (which may be guaranteed by the Guarantors) permitted to be incurred under the terms of this Agreement that is either (a) convertible or exchangeable into common stock of the Issuer or a parent of the Issuer (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Issuer or a parent of the Issuer and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Party” or “Credit Parties” means (a) individually (i) each Holder, (ii) the Agent, (iii) any other Person (including Affiliates of Holders and the Agent) to whom Obligations are owing, and (iv) the permitted successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, all reasonable and documented out-of-pocket expenses incurred by the Agent (or sub-agent, as applicable) and its Affiliates and the Holders, in connection with (a) due diligence and the structuring, preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Note Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) the enforcement or protection of their rights in connection with this Agreement or the Note Documents, or (c) any workout, restructuring or negotiations in respect of any Obligations, in each case including, without limitation, the reasonable and documented fees, charges and disbursements of (i) one primary counsel for the Agent and (ii) one primary counsel for the Holders, taken as a whole, and, if necessary, one local counsel for the Agent and Holders, taken as a whole, in each applicable jurisdiction (unless the Agent and Holders conclude that it would be inadvisable due to actual or potential different interests, in which case, one local counsel for the Agent and one local counsel for the Holders, taken as a whole).

“Cure Amount” has the meaning given to that term in Section 8.05(a).

“Cure Right” has the meaning given to that term in Section 8.05(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

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“Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Holder (including each Purchaser), (b) an Affiliate of a Holder, (c) an Approved Fund, (d) any Qualified Institutional Buyer and (e) any other Person (other than a natural person) subject to Section 13.05(b); provided, that, notwithstanding the foregoing, “Eligible Assignee” shall not include Issuer or any of Issuer’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Note Party or any ERISA Affiliate or (b) any such plan to which any Note Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Entitled Land” means real property with respect to which all of the following are true: (a) the property has a zoning classification appropriate for the intended development of such property; (b) no discretionary approvals from any Governmental Authority remain with respect to such zoning classification; and (c) the Issuer or the applicable Project Owner has prepared at least a tentative map/preliminary subdivision plat (as applicable) which has been approved by the applicable Governmental Authorities.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials, including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the United States Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

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“Equity Interest” means, with respect to any Person: (a) any share of capital stock of (or other ownership or profit interests in) such Person; (b) any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated; (c) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests); and (d) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who together with any Note Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(b) of ERISA.

“ERISA Event” means (a) a “Reportable Event” described in Section 4043 of ERISA, or (b) the failure by a Note Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules, or (c) the withdrawal of any Note Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (d) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the Pension Plan’s assets are not sufficient to pay all liabilities of the Pension Plan, or (e) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (f) any other event or condition which could constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (g) the imposition of a Lien on a Note Party pursuant to Section 430(k) of the Internal Revenue Code or Section 303 of ERISA, or (h) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Internal Revenue Code or Sections 303, 304 or 305 of ERISA or (i) the partial or complete withdrawal of any Note Party or any ERISA Affiliate from a Multiemployer Plan, or (j) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (k) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (l) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Note Party or any ERISA Affiliate, or (m) the occurrence of a non-exempt prohibited transaction with respect to a Pension Plan within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA.

“Erroneous Payment” has the meaning given to that term in Section 12.15(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

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“Event of Default” means any of the events specified in Section 8.01.

“Excluded Subsidiary” means the entities set out in Schedule 1.01(b) on the Closing Date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Holder, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Holder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holder with respect to an applicable interest in a Note pursuant to an Applicable Law in effect on the date on which (i) such Holder acquires such interest in the Note or (ii) such Holder changes its Lending Office, except in each case to the extent that, pursuant to Section  3.01, amounts with respect to such Taxes were payable either to such Holder’s assignor immediately before such Holder became a party hereto or to such Holder immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section  3.01(e); and (d) any withholding Taxes imposed under FATCA.

“Executive Order” has the meaning given to that term in Section 13.16.

“Existing Credit Agreement” means the Credit Agreement, dated as of October 6, 2021, among the Issuer, as borrower, the other Loan Parties (as defined therein) party thereto, Western Alliance Bank, as administrative agent and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Credit Documents” means the “Loan Documents” (as defined in the Existing Credit Agreement), in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Fee Letter” means that certain fee letter, dated as of the date hereof, by and between the Issuer and the Purchasers.

“Fees” means the fees and commissions provided for or referred to in Section 2.07 and any other fees payable by the Issuer hereunder or under any other Note Document.

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“Finished Lot” means an individual Lot as designated on a subdivision plat or map (whether preliminary or final), with respect to which (a) the Lot Improvements are finished or substantially finished and (b) there are no other unsatisfied Requirements in effect to obtain building permits for the construction of Housing Units on such Lot.

“Foreign Holder” means a Holder that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Global Note Exchange Date” has the meaning given to that term in Section 2.10(a).

“Global Note Exchange Date Amendment” has the meaning given to that term in Section 2.10(h).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person that is or becomes party to the Subsidiary Guaranty as a “Guarantor”.

“Guaranty,” “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean, individually or collectively as the context may require, each guaranty executed and delivered pursuant to Sections 4.01 or 6.13 and substantially in the form of Exhibit C.

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“Hazardous Materials” means all or any of the following: (a) substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) substance, material, or waste that is petroleum, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, pesticide or herbicides.

“Housing Unit” means a detached or attached home (including a townhouse or condominium) owned by the Issuer or a Subsidiary of the Issuer (a) which is completed or for which there has been a start of construction and (b) which has been or is being constructed on any real estate which immediately prior to the start of construction constituted a Lot.

“Impositions” means any and all of the following:

(a)           real property taxes and assessments (general and special) assessed against or imposed upon or in respect of any of the Real Estate Inventory or the Obligations;

(b)          personal property taxes assessed against or imposed upon or in respect of any of the Real Estate Inventory or the Obligations;

(c)           other taxes and assessments of any kind or nature that are assessed or imposed upon or in respect of the Real Estate Inventory or that would reasonably be expected to result in a Lien upon any of the Real Estate Inventory (including non-governmental assessments, levies, maintenance and other charges whether resulting from covenants, conditions, and restrictions or otherwise, water and sewer rents and charges, assessments on any water stock, utility charges and assessments, and owner association dues, fees, and levies);

(d)          taxes or assessments on any of the Real Estate Inventory in lieu of or in addition to any of the foregoing; and

(e)           Taxes on income, revenues, rents, issues, and profits, and franchise taxes.

“Indebtedness” means, as to any Person at a particular time, without duplication: (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes or similar instruments; (c) obligations for the deferred purchase price of property or services (excluding trade obligations in the ordinary course of business); (d) Capitalized Lease Obligations; (e) accounts payable to the extent such obligations remain unpaid ninety (90) days or later after the applicable due date; (f) all obligations of such Person arising under letters of credit; (g) obligations under acceptance facilities; (h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (j) obligations secured by any Lien whether or not the obligations have been assumed; (k) net obligations of such Person under any Swap Contract; and (l) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer or any other Note Party under any Note Document, and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the board of directors of the Issuer, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates; provided, however, that the prior rendering of service to the Issuer or an Affiliate of the Issuer shall not, by itself, disqualify the advisor.

“Intellectual Property” has the meaning given to that term in Section 5.18.

“Interest Payment Date” means the last Business Day of each June and each December of each fiscal year of the Issuer and the Maturity Date.

“Interest Rate” has the meaning given to that term in Section 2.05(b).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. For purposes of determining compliance with any covenant contained in a Note Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Lien” means any Lien (for clarity, to include mechanic’s and materialmen’s liens) securing the payment of money or the performance of any other obligation created involuntarily under any Law and any claim of any such Lien.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person (other than a Subsidiary) in which a Note Party or a Subsidiary holds any Equity Interest.

“Land Seller Documents” means, with respect to any Real Estate Inventory, development covenants, profit or price participation agreements and other similar rights of a land seller or master developer.

“Landsea Homes US” means Landsea Homes US Corporation, a Delaware corporation.

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“Laws” or “laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lending Office” means, for each Holder and for each Note, the office of such Holder as such Holder may notify the Agent in writing from time to time.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Lot” all land owned by the Issuer or a Subsidiary of the Issuer which is zoned by the applicable governmental authority having jurisdiction for construction and use as Housing Units.

“Lot Improvements” means, with respect to each Subdivision, the improvements which may exist or which are to be constructed (including curbs, grading, landscaping, sprinklers, storm and sanitary sewers, paving, sidewalks, and utilities) necessary to make the Lots and other Real Estate Inventory located in such Subdivision suitable for the construction of single family homes, and any common area improvements for the Subdivision which may exist or which are to be constructed, together with the associated fixtures and other tangible personal property located or used in or on land on which such improvements are constructed. For clarity, Lot Improvements do not include the Housing Units constructed or to be constructed on Lots.

“Make-Whole Amount” means (a) the present value of all required interest payments that would be due on the principal amount of the Notes that are redeemed, repurchased, paid, repaid, prepaid, refinanced, replaced or accelerated from the date of such event through and including the 24-month anniversary of the Closing Date (excluding accrued but unpaid interest to the date of such event) plus (b) the Premium Amount that would be due if such redemption, repurchase, payment, repayment, prepayment, refinancing, replacement or acceleration were made or occurred on the day after the 24-month anniversary of the Closing Date, in the case of clause (a) discounted to the date of such event on a semi-annual basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%. The Agent shall have no obligation to calculate or verify the calculation of the Make-Whole Amount.

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“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the date that is 180 days after the Maturity Date.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means a materially adverse effect on (a) the business, operation, assets, liabilities or condition (financial or otherwise) of the Issuer and its Subsidiaries taken as a whole, (b) the ability of the Issuer or any other Note Party to perform its obligations under any Note Document to which it is a party, (c) the validity or enforceability of any of the Note Documents or (d) the rights and remedies of the Holders and the Agent under any of the Note Documents.

“Material Contract” means, as of the date of any determination, (i) each contract listed on Schedule 5.08, (ii) any material contract (other than management contract or compensatory plan, contract or arrangement) filed publicly by the Issuer as an exhibit to its then most recently filed 10-K or any 10-Q, and (iii) any other contract or other arrangement (other than Note Documents), whether written or oral, to which the Issuer, any Subsidiary or any other Note Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto at such time would reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, any contract or other arrangement among the Issuer and/or its Subsidiaries, on the one hand, and any Permitted Investor, on the other hand, shall constitute a “Material Contract”.

“Material Indebtedness” has the meaning specified in the Section 8.01(d) (and shall also include the Existing Credit Agreement).

“Maturity Date” means July 17, 2028; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately succeeding Business Day.

“Maximum Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt to (b) Total Capitalization.

“Minimum Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed four (4) consecutive fiscal quarters to (b) Consolidated Interest Expense for the most recently completed four (4) consecutive fiscal quarters.

“Model Home Unit” means a completed Housing Unit to be used as a model home in connection with the sale of Housing Units in a residential housing project.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Note Party or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be an ERISA Affiliate during such six-year period, or has any liability.

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“Net Proceeds” means with respect to (i) the incurrence or issuance of any Indebtedness by any Note Party or any of its Subsidiaries, the excess of (a) the sum of the cash and Cash Equivalent Investments received in connection with such transaction over (b) the investment banking fees, underwriting discounts and commissions, costs and other reasonable and customary out-of-pocket expenses, incurred by such Note Party or such Subsidiary in connection therewith, and (ii) any Disposition by any Note Party or any of its Subsidiaries, the excess, if any, of (a) the sum of cash and Cash Equivalent Investments received in connection with such transaction (including any cash or Cash Equivalents Investments received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (1) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien, in each case, to the extent permitted hereunder, and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Note Documents), (2) the reasonable and customary out-of-pocket expenses incurred by such Note Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Note Party to third parties (other than Affiliates), (3) taxes paid or reasonably estimated to be payable in connection therewith, and (4) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Issuer or its Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (4).

“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note Document” means this Agreement, each Note, the Fee Letter, the Agency Fee Letter and each other document or instrument now or hereafter executed and delivered by a Note Party in connection with, pursuant to or relating to this Agreement.

“Note Party” means each of the Issuer, each Subsidiary Guarantor and each other Person who guarantees all or any portion of the Obligations. Schedule 1.01(a) sets forth the Note Parties in addition to the Issuer as of the Closing Date.

“Notes” means, collectively, the notes purchased and issued pursuant to this Agreement.

“Obligations” means, individually and collectively (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Notes and (b) all other indebtedness, premiums (including the Premium Amount), liabilities, obligations, covenants and duties of the Issuer and the other Note Parties owing to the Agent, or any Holder of every kind, nature and description, under or in respect of this Agreement or any of the other Note Documents, including, without limitation, the Fees, costs, expenses, and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note, and including interest, fees, costs, expenses, indemnities and other amounts that accrue after the commencement by or against any Note Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses, indemnities and other amounts are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

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“Offer Amount” has the meaning given to that term in Section 2.05(f).

“Offer Period” has the meaning given to that term in Section 2.05(f).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of any interest in the Note Documents.

“Outstanding Amount” means, with respect to the Notes on any date, the aggregate outstanding principal amount thereof after giving effect to any redemptions of the Notes occurring on or prior to such date.

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Recipient” has the meaning given to that term in Section 12.15.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA and any successor agency.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means at any time an employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by a Note Party or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained, or contributed to, by any Note Party or any ERISA Affiliate for employees of Note Party or ERISA Affiliate.

“Permitted Bond Hedge Transaction” means any call option, capped call option, warrant, or right to purchase (or substantively equivalent derivative transaction) with respect to the common stock of the Issuer or a parent of the Issuer purchased or sold by the Issuer or such parent in connection with the issuance of any Convertible Indebtedness; provided, that the purchase price paid by the Issuer or such parent for such call option, capped call option, warrant or right to purchase (or substantively equivalent derivative transaction), less the proceeds received by or contributed to the Issuer from the sale of any related call option, capped call option, warrant, or right to purchase (or substantively equivalent derivative transaction), does not exceed the net proceeds received by or contributed to the Issuer from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction, in each case entered into in the ordinary course of business for bona fide hedging purposes, on customary terms and not for the purpose of speculation.

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“Permitted Exceptions” means:

(a)           Involuntary Liens for Impositions that are not delinquent;

(b)           Involuntary Liens (other than for Impositions) with respect to which the Issuer satisfies each of the following requirements: (i) the Issuer diligently contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings and after setting aside adequate reserves to pay such amounts; (ii) the Issuer gives written notice to the Agent of the Issuer’s intent to contest or object to the same; (iii) the Issuer demonstrates to the Required Holders’ satisfaction that the procedures will conclusively operate to prevent the sale of any part of the Real Estate Inventory in order to satisfy the Involuntary Lien prior to the final determination of such proceedings; (iv) the aggregate amount of such Involuntary Liens with respect to the Issuer and the Guarantors as a whole does not exceed the greater of (x) $15,000,000 and (y) 2.83% of the Tangible Net Worth of the Issuer and its Subsidiaries as of the last day of the most recently ended fiscal quarter of the Issuer for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.17(a) or (b) (as applicable) (unless otherwise approved by the Required Holders); and (v) the Issuer takes any and all other actions (including obtaining bonds or other security) as the Agent or the Required Holders may deem necessary or appropriate in order to prevent the sale of any Real Estate Inventory to satisfy the Involuntary Lien and prevent any impairment of any such Real Estate Inventory;

(c)           utility easements, rights of way, zoning restrictions, covenants, conditions, restrictions, reservations, condominium declarations, plat maps and replats (provided, that such plats and replats are consistent with the overall development plans for the applicable Subdivision) and such other burdens, encumbrances or charges, or other minor irregularities of title, as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use thereof or the sale thereof in the ordinary course of business of the Issuer or the applicable Project Owner or materially detract from the value of the applicable Real Estate Inventory;

(d)           Land Seller Documents excluding Completion Deeds of Trust; and

(e)           Completion Deeds of Trust; provided, that the amounts secured by Completion Deeds of Trust in the aggregate shall not exceed $50,000,000;

provided, in no case will Permitted Exceptions include Liens securing any Indebtedness, Guarantee, or indemnity obligations of any Person except as described in clause (e) above.

“Permitted Indebtedness” has the meaning given to that term in Section 7.08.

“Permitted Investments” means the following:

(a)           Investments in or loans or advances to the Issuer, any Subsidiary Guarantor or any other Subsidiary that will, upon the making of such Investment, become a Subsidiary Guarantor; provided, however, that any Investments in Note Parties made by Subsidiaries that are not Note Parties shall be unsecured and subordinated pursuant to a written agreement approved by the Required Holders in their discretion to the Obligations hereunder;

(b)          Cash Equivalent Investments;

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(c)           Investments in Real Estate Inventory owned by any Note Party and the construction of Housing Units thereon;

(d)           advances to officers, directors and employees of the Issuer or any of its Subsidiaries in an aggregate amount not to exceed $6,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)           so long as no Default or Event of Default exists or would result therefrom under Section 8.01(a), Section 8.01(b) (solely in respect of Section 7.01), Section 8.01(e) and/or Section 8.01(f), Investments in (i) Subsidiaries of the Issuer that are not Note Parties and (ii) Joint Ventures in an aggregate amount not to exceed 15% of Tangible Net Worth of the Issuer and its Subsidiaries as of the last day of the most recently ended fiscal quarter of the Issuer prior to the date of such Investment and for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.17(a) or (b) (as applicable);

(g)          obligations (but not payments thereon) with respect to homeowners association obligations, community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(h)          acquisitions of real property in the ordinary course of business;

(i)            any Investment to effect any land bank arrangement or similar transaction in the ordinary course of business (including without limitation any transaction, joint venture or similar ownership arrangement), in each case, designed and consummated solely to permit the Issuer to engage in an Approved Line of Business in accordance with Florida Senate Bill 264 (CS/CS/SB 264), codified at Chapter No. 2023-33, Laws of Florida;

(j)            any real property construction, improvement or development undertaken by any Note Party in the ordinary course of business and consistent with past practice (whether or not such construction or development is undertaken on land owned by the Issuer, any Note Party or other Subsidiary);

(k)           Permitted Bond Hedge Transactions not entered into for speculative purposes which constitute Investments;

(l)            asset purchases (including purchases of inventory (including lots) (provided, that purchases of inventory may be made through bulk purchases, staged drawdowns, purchase options and exercise thereof, release deposits (whether structured as loans, non-escrow deposits or otherwise) or in any manner that is or becomes customary in the Approved Lines of Business), supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business and consistent with past practice; and

(m)          so long as (i) both before and after giving effect to such Investment, no Default or Event of Default exists or would result therefrom and (ii) the Issuer could incur $1.00 of additional Indebtedness under Section 7.08(t) (provided, that, notwithstanding anything to the contrary herein, for these purposes, the Issuer must be able to incur $1.00 of additional Indebtedness under both of the tests set forth in clauses (x) and (y) of Section 7.08(t)(ii)), the Issuer and any Note Party or Subsidiary may make additional Investments, not permitted or contemplated by any of the prior clauses of this definition of Permitted Investment, in an aggregate amount not to exceed the Restricted Payments Basket.

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For the avoidance of doubt, in the event that a transaction meets the criteria of clause (m) of the foregoing definition of “Permitted Investments” or clause (g) of Section 7.03, the Issuer may, in its sole discretion, classify such transaction as an Investment incurred under the aforementioned clause (m) of the definition of “Permitted Investments” or clause (g) of Section 7.03 as it sees fit.

“Permitted Investors” means Landsea Green Properties Co., Ltd. and Landsea Holdings Corporation, a Delaware corporation.

“Permitted Liens” means:

(a)         Liens arising under this Agreement or any other Note Document;

(b)         Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under Section 6.06;

(c)         inchoate Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and materialmen’s Liens and other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent;

(d)         Involuntary Liens for Impositions that are not delinquent and such Liens are being contested in good faith and by appropriate proceedings for which adequate reserves shall have been established on Issuer’s books in accordance with GAAP;

(e)         with respect to Real Estate Inventory, the Permitted Exceptions;

(f)          Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws;

(g)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalent Investments on deposit in one or more accounts maintained by the Issuer or any Subsidiary, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(h)         zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, in each case which do not materially impair the use of such real property in the ordinary course of business of the Issuer and its Subsidiaries or the value of such real property for the purpose of such business;

(i)          Liens in favor of property owners’ associations that are not yet due and payable or, to the extent due and payable, being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof;

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(j)          Liens incurred or deposits made to secure the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, developer’s or other obligations to make on-site or off-site improvements or other similar obligations arising in the ordinary course of business;

(k)         Liens on Model Home Units and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom;

(l)          Liens for homeowner and property owner association developments and assessments;

(m)        Liens arising out of judgments or awards not resulting in an Event of Default;

(n)         Liens securing Indebtedness permitted under Sections 7.08(c), (e), (n), (o) and (t) (subject to the conditions set forth in such clause (t) and the proviso at the end of Section 7.04); and

(o)         additional Liens not permitted or contemplated by any of the prior clauses in an amount not to exceed $5.0 million.

“Permitted SPAC Warrant Transaction” means the performance of obligations under (including any anti-dilution adjustments and merger- or reorganization-related transactions thereunder), and exercise, repurchase, redemption, settlement (whether by “cashless” settlement, exchange of new securities, physical settlement or otherwise) or early termination or cancellation of (whether in whole or in part and including by netting or set-off) any warrants under that certain Warrant Agreement dated as of June 19, 2018 between the Issuer and Continental Stock Transfer & Trust Company, as amended by the First Amendment to the Warrant Agreement dated as of January 7, 2021, and as the same may be amended, adjusted, waived or otherwise modified from time to time, (in each case, whether in cash, Equity Interests of the Issuer or any successor thereto, or, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Post-Default Rate” means a rate per annum equal to the Interest Rate plus an additional two percent (2.0%).

“Premium Amount” has the meaning given to that term in Section 2.05(g).

“Project Owner” means each Subsidiary Guarantor that is the owner of any Real Estate Inventory.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Equity Interests, which is owned by Issuer or any Subsidiary.

“Purchase Date” has the meaning given to that term in Section 2.05(f).

“Purchasers” means the initial Holders of the Notes on the Closing Date, as set forth on Schedule 1.01 hereto.

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“Qualified Institutional Buyer” means a qualified institutional buyer, as defined in Rule 144A under the Securities Act.

“Real Estate Inventory” means the A&D Lots, Finished Lots, Housing Units and other Entitled Land owned, in fee simple absolute, by the Issuer or any of its Subsidiaries.

“Recipient” means (a) the Agent and (b) any Holder, as applicable.

“Redemption Date” has the meaning given to that term in Section 11.03(a).

“Register” has the meaning given to that term in Section 2.03(a).

“Reinvestment Amount” has the meaning given to that term in Section 2.05(f).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, investors (including any prospective investors), managed funds and accounts, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Required Holders” means, as of any date of determination, Holders holding at least 50.1% of the Outstanding Amount of the Notes.

“Requirements” means, as of any date of determination, with respect to any Real Estate Inventory (a) any and all material obligations, requirements, restrictions and other terms and conditions then in effect by which the Issuer, any Note Party or any or all of the Real Estate Inventory is bound or which are otherwise applicable to any or all of the Real Estate Inventory, construction of any Lot Improvements or Housing Units, or occupancy, operation, ownership, or use of Lots or Housing Units, (b) other terms and conditions, restrictions, and requirements then imposed by any law, ordinance, regulation, or rule (federal, state, or local), (c) any then applicable Approvals and Permits, (d) restrictions set forth in or required by any Permitted Exceptions, (e) any condition, covenant, restriction, easement, right-of-way, or reservation applicable to such Real Estate Inventory, (f) any material requirements under insurance policies, (g) any other material restrictions contained in any agreement, document, or instrument to which the Issuer is a party or by which the Issuer, any Project Owner, any other Note Party, or any of the Real Estate Inventory or the business or operations of Issuer or any other Note Party is bound, or (h) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which the Issuer or any other Note Party is a party or by which the Issuer, any other Note Party or any of the Real Estate Inventory is bound.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to any Note Party or any Subsidiary, the chief executive officer and the chief financial officer of such Note Party or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of any Note Party or Subsidiary now or hereafter outstanding (excluding any dividend payable solely in shares of that class of Equity Interests to the holders of that class); (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Note Party or Subsidiary now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Note Party or Subsidiary now or hereafter outstanding; and (d) any payment of management, consulting, servicing, monitoring or advisory fees or any similar fees to any of the direct or indirect holders of Equity Interests of the Issuer or any Affiliates of the Issuer other than the Note Parties.

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“Restricted Payments Basket” means, on any date, an amount equal to the sum of (without duplication):

(a)          50% of Consolidated Net Income for the period (taken as one accounting period) from the Closing Date to and including the last day of the fiscal quarter of the Issuer ended immediately prior to the date of such calculation for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.17(a) or (b) (as applicable), or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit (which amount if less than $0 on a cumulative basis, shall be deemed to be $0), plus

(b)           100% of the aggregate net cash proceeds received by the Issuer or its Subsidiaries from contributions to or issuances of their Equity Interests (other than any Mandatorily Redeemable Stock or Cure Amounts), plus

(c)          the aggregate amount by which Indebtedness of the Issuer or any Subsidiary is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) of Indebtedness issued subsequent to the Closing Date into Equity Interests (other than any Mandatorily Redeemable Stock) (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Subsidiary upon such conversion or exchange), plus

(d)          in the case of the disposition or repayment of or return on any Permitted Investment made after the Closing Date, and made using and in reliance on the Restricted Payments Basket, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the return of capital with respect to such Investment actually received in cash (and not to exceed the original amount of such Investment), less the cost of the disposition of any such Investment and net of taxes, plus

(e)          100% of the principal amount of, or, if issued at a discount, the accreted value of, any guarantee by the Issuer or any Subsidiary incurred after the Closing Date that is subsequently released (other than due to a payment on such guarantee), but only to the extent that such guarantee was treated as a Restricted Payment when made;

as such amount shall be reduced dollar-for-dollar from time to time to the extent that all or a portion of the Restricted Payments Basket is applied prior to such date to make Restricted Payments, payments of Subordinated Indebtedness or Permitted Investments, in each case, to the extent permitted hereunder.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Issuer or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Notes will be used, or (c) from which repayment of the Notes will be derived.

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“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, and the non-Ukrainian government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Similar Law” means federal, state or local laws, rules or regulations applicable to governmental plans (as defined in Section 3(32) of ERISA) and similar to Title I of ERISA or Section 4975 of the Internal Revenue Code.

“Solvent” means, when used with respect to any Person, that: (a) the fair value and the fair salable value of its assets are each in excess of its total liabilities and total probable liabilities (including, in each case, all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able and intends to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Assigned Interests” has the meaning given to that term in Section 13.05(e).

“Specified Deadline” has the meaning given to that term in Section 13.05(e).

“Specified Holders” means any Holder, other than a BlackRock Holder (or its Affiliates or Approved Funds).

“Specified Notice Date” has the meaning given to that term in Section 13.05(e).

“Specified Terms” has the meaning given to that term in Section 13.05(e).

“Subdivision” means a group of Lots owned by a Project Owner that are intended to be marketed and sold together regardless of whether Housing Units in such group of Lots are to be constructed at the same time or in phases. If required by the Agent or the Required Holders, Subdivisions located in the same area and similar in product and market segment shall be treated as a single Subdivision.

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“Subordinated Indebtedness” means any Indebtedness of the Issuer or any Subsidiary the payment of which is subordinated to payment of the obligations under the Note Documents. For the avoidance of doubt, Subordinated Indebtedness shall be subject to the provisions of Sections 6.16 and 7.07.

“Subsidiary” means, for any Person, any (a) corporation, (b) partnership, (c) limited liability company or (d) other entity, (i) of which at least a majority of the Equity Interests of such Person having by the terms thereof the ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency), and (ii) which is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Subsidiary Guarantor” means each of the Issuer’s Subsidiaries party hereto as a “Subsidiary Guarantor” and each other Subsidiary of the Issuer which becomes a “Subsidiary Guarantor” pursuant to an Accession Agreement as provided in Section 6.13 hereof.

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of the Closing Date by the Subsidiary Guarantors in favor of the Agent, for its benefit and the benefit of the other Credit Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Tangible Net Worth” means, at any date of determination, the sum of (a) the Issuer’s consolidated total assets; minus (b) intangible assets (goodwill, patents, trademarks, trade names, organizational expense, treasury stock, monies due from affiliates, officers, directors or shareholders of the Issuer and other intangibles); minus (c) the aggregate principal amount of all Indebtedness of the Issuer and its Subsidiaries, in the amount that would be reflected on a balance sheet prepared at such date, in each case as determined on a consolidated basis in accordance with GAAP.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Cash Amount” means the greater of (a) $20,000,000 and (b) 1.78% of the Issuer’s Consolidated Total Assets as of the end of the most recent fiscal quarter of the Issuer.

“Total Capitalization” means the sum (without duplication) of (a) Tangible Net Worth plus (b) Consolidated Debt.

“Treasury Rate” means, as of the date of any redemption, repurchase, repayment, prepayment, refinancing, replacement or acceleration of the Notes, the rate per annum equal to the yield to maturity at the time of computation of the United States Treasury securities with a constant maturity as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519) that has become publicly available at least two Business Days prior to such time (or, if such statistical release is no longer published, any publicly available source of similar market data) most nearly equal to the period from such date to the 24-month anniversary of the Closing Date; provided, however, that if the period from such date to the first anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning given to that term in 3.01(e)(ii)(B)(3).

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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1.02.      Other Interpretive Provisions. With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Note Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision thereof, (iv) all references in a Note Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Note Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)         Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

(d)         Any reference herein or in any other Note Document to the “satisfaction”, “repayment”, “paid in full” or “payment in full” of the Obligations (including, the “Guaranteed Obligations” as defined in the Subsidiary Guaranty) shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations other than unasserted contingent indemnification Obligations.

(e)         References in this Agreement to “determination” by the Agent or the Required Holders include good faith estimates by the Agent (acting at the written direction of the Required Holders) or the Required Holders (in the case of quantitative determinations) and good faith beliefs by the Agent (acting at the written direction of the Required Holders) or the Required Holders (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Holders. Any agreement entered into by the Agent pursuant to this Agreement or any other Note Document, any payment made by or to or funds received by the Agent pursuant to or as contemplated by this Agreement or any other Note Document, or any act taken or omitted to be taken by the Agent, shall, unless otherwise expressly provided, be entered into, made or received, or taken or omitted, for the benefit or account of the Credit Parties.

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Wherever the phrase “to the knowledge of any Note Party” or words of similar import relating to the knowledge or the awareness of any Note Party are used in this Agreement or any other Note Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Note Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Note Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. A breach of a financial covenant contained in Article VII shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to the Agent. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.03.      Accounting Terms.

(a)         Generally. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided, that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and either the Issuer or the Required Holders shall so request, the Agent, the Holders and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Holders pursuant to Section 13.01); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Issuer shall provide to the Agent and the Holders financial statements and other documents required under this Agreement as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

1.04.       Rounding. Any financial ratios required to be maintained by the Issuer pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06.       Divisions. For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

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Article II
PURCHASE AND SALE OF THE NOTES

2.01.      Issue of Notes.

(a)         On or before the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the Issuer shall have authorized the issuance of $250,000,000 in aggregate principal amount of its senior unsecured notes due on the Maturity Date (the “Notes”) to the Purchasers. The Notes will be guaranteed by the Guarantors.

(b)         The representations, warranties, covenants and other obligations of each Holder under this Agreement are several and not joint obligations, and each Holder will have no obligation or liability to any Person for the performance or non-performance by any other Holder hereunder including, without limitation, the failure by any other Holder to purchase any Notes required to be purchased by such other Holder.

2.02.       Sale and Purchase of the Notes; the Closing.

(a)         Subject to the terms and conditions set forth in the Note Documents, the Issuer hereby agrees to sell to the Purchasers, in the respective amounts set forth opposite each Purchaser’s name on Schedule 1.01, $250,000,000 aggregate principal amount of the Notes, to be substantially in the form attached hereto as Exhibit A-1. In reliance upon the representations and warranties of the Note Parties contained in the Note Documents, and subject to the terms and conditions set forth in the Note Documents, each Purchaser hereby agrees to purchase from the Issuer the respective amount of Notes set forth opposite each Purchaser’s name on Schedule 1.01. The Holders and the Issuer agree that, for federal income tax purposes, Schedule 1.01 hereto sets forth the purchase price of the Notes.

(b)         The sale and purchase of the Notes to be purchased by the Purchasers will take place at a closing at 9:00 a.m., on the Closing Date, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019, or at such other time and place as is mutually agreed to by the Issuer and the Purchasers. The Issuer shall provide irrevocable notice (the “Funding Notice”) to the Agent and Purchasers at least two (2) Business Days prior to the Closing Date of the wire instructions for the transfer of immediately available funds to such bank accounts as the Issuer designates. Upon the distribution of the purchase price funds by the Purchasers in accordance with the Funding Notice, the Notes shall be deemed issued and outstanding and evidenced by this Agreement, and the Issuer shall be deemed to have delivered to each Purchaser a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) registered in such Purchaser’s name (or the name of such nominee or nominees as the Purchasers may request) against payment of the purchase price therefor.

(c)         Each Purchaser shall pay the amount set forth opposite its name on Schedule 1.01 for its respective amount of Notes to be purchased by such Purchaser at the closing on the Closing Date. For the avoidance of doubt, upon the advance of funds by the Agent (received from the Purchasers) in accordance with the Funding Notice, the Agent shall deem the purchase price for the Notes funded and make the appropriate recordations in the Register.

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2.03.      Registration of Notes; etc.

(a)         The Agent, acting solely for this purpose as a non-fiduciary agent of the Issuer, shall keep a “register” (the “Register”) at one of its offices for the registration of each Holder of Notes, and registration of the exchange and transfer of such Notes. Unless requested by a Purchaser or subsequent Holder in writing, the Notes will not be issued in certificated form. In lieu thereof, the Notes will be issued as a securities entitlement in the name of such Holder and shall be credited to each Holder’s account on the books and records of the Register with a principal amount equal to the amount that would have been on a certificated Note on terms substantially in the form of Exhibit A-1 hereto; provided that, following the Global Note Exchange Date, such Notes shall be issued in the form of a Global Note (as defined herein) through the facilities of the Depositary (as defined herein) in accordance with the Applicable Depositary Procedures (as defined herein) substantially in the form of Exhibit A-2 hereto (with such changes as may be required pursuant to the Global Note Exchange Date Amendment). The Agent, in consultation with the Issuer, shall provide for the recordation in the Register of the name and address of, and the amount of outstanding principal and entitlement to interest owing to, each Purchaser and each subsequent Holder. The entries in the Register shall be conclusive evidence of the amounts due and owing to each Holder in the absence of manifest error. The Issuer, Agent and each Holder shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Holder for all purposes, who, in the case of Global Notes, shall be DTC or its nominee. Notwithstanding anything to the contrary contained in this Agreement or the Notes, the right, title and interest of any Holder and its permitted assignees in and to such Obligations shall be transferable or exchangeable only upon notation by the Issuer, the Agent or a successor to the Agent of such transfer in the Register (subject to Section 12.06). The Agent shall provide an account statement to each Holder upon request reflecting such Holder’s Note amount or interest in the Global Note. A copy of the Register shall be available for inspection by the Issuer and any Holder from time to time upon reasonable prior written notice. To the extent the Agent fails to perform any duties delegated to it under this Agreement, the Issuer or, to the extent the Issuer is not able to perform such duties, an agent of the Issuer, shall be responsible for the performance of such duties.

(b)         Upon surrender of any Note by a Purchaser or subsequent Holder for exchange or registration of transfer of any such Notes in compliance with the applicable transfer procedures (including pursuant to Section 2.04(c)), the Issuer, at its expense, will (upon written request by the Holder) execute and deliver to the Eligible Assignee, in the name requested by the designated Eligible Assignee, one or more new Notes of the same type in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall thereafter be payable to such Eligible Assignee and shall be substantially in the form of Exhibit A-1 hereto. Each new Note shall be dated in the books and records of the Register and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Any Eligible Assignee, by its acceptance of a Note registered in the name requested by the Eligible Assignee (or the name of its nominee), shall be deemed, with respect to such Eligible Assignee, to have severally made the representations made herein by each Purchaser in Section 2.04 mutatis mutandis together with other representations necessary to substantiate that the transferee is an Eligible Assignee. Following the Global Note Exchange Date, as set forth in Section 2.10 and subject to Section 6.24, the Notes shall be issued in the form of a Global Note (as defined herein) through the facilities of the Depositary (as defined herein) in accordance with the Applicable Depositary Procedures (as defined herein) substantially in the form of Exhibit A-2 hereto. At such time, all duties of the Agent to maintain the Register shall be governed by this Agreement as amended by the Global Note Exchange Date Amendment, if applicable.

(c)         Notes may be exchanged at the option of any Holder thereof for Notes of a like aggregate principal amount but in different denominations. Whenever any Notes are so surrendered for exchange, the Issuer at its expense, will (upon written request by the Holder) execute and deliver the Notes that the Holder making the exchange is entitled to receive.

(d)         All Notes issued upon any registration of transfer or exchange of such Notes will be the legal and valid obligations of the Issuer evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange.

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(e)         Every Note presented or surrendered for registration of transfer or exchange will (if so required) be duly endorsed or will be accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer duly executed by the Holder thereof or its attorney duly authorized in writing.

(f)          The Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Agreement and the Issuer shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer so provided in this Section 2.03.

(g)         Notwithstanding the foregoing, the Agent shall not, or be deemed to, act hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of section 17A(c) of the Exchange Act.

2.04.      Purchasers’ Representations; Waiver of Claims.

(a)         Each Purchaser severally represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D under the Securities Act).

(b)         Each Purchaser represents, for itself, that it is purchasing the Notes solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, without prejudice, however, to each Holder’s right at all times to sell or otherwise dispose of all or any part of such Notes pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, subject to the terms of this Agreement. Each Purchaser further represents, warrants and agrees and acknowledges, for itself, that it:

(i)          is knowledgeable, sophisticated and experienced in business and financial matters;

(ii)          is able to bear the economic risk of its investment in the Notes and is currently able to afford the complete loss of such investment;

(iii)        understands that:

(A)        the Notes have not been registered under the Securities Act and are being issued by the Issuer in transactions exempt from the registration requirements of the Securities Act and the Issuer has not undertaken to register the Notes under the Securities Act or any state or blue sky law;

(B)         the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act, subject to the terms relating to the restriction on sales in this Agreement; and

(C)         even if registered, no market for the Notes may develop;

(iv)       further understands that the exemption from registration for resales of securities afforded by Rule 144 (the provisions of which are known to each Purchaser) promulgated under the Securities Act depends on the satisfaction of certain conditions, and that, if the Purchaser is an Affiliate of the Issuer, Rule 144 may afford the basis for sales only in limited amounts;

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(v)        (a) it is neither an Employee Benefit Plan nor any entity whose underlying assets include “plan assets” (within the meaning of such term under Section 3(42) of ERISA, including 29 CFR 2510.3-101) by reason of an Employee Benefit Plan’s investment in the entity, nor a governmental, church, non-U.S. or other plan which is subject to any similar law or (b) its sale, transfer, acquisition or holding of a Note will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church, non-U.S. or other plan, a non-exempt violation under any similar law); and

(vi)        it agrees that, except as expressly set forth herein, the other Note Documents and the certificates delivered to such Holder, there are no representations or warranties of any kind, express or implied, with respect to the Note Parties, their businesses, and the terms of the sale of the Notes.

(c)         If any Purchaser or subsequent Holder desires to sell or otherwise dispose of all or any part of the Notes (other than pursuant to Rule 144A or an effective registration statement under the Securities Act), if requested by the Issuer, it will deliver to the Issuer an opinion of counsel to the effect that an exemption from registration under the Securities Act is available and such other certifications or other evidence as may reasonably be required in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws; provided, that, with respect to any transfer by a Holder of all or any part of the Notes to an Affiliate of such Holder, at such Holder’s option, such Holder may in lieu of the foregoing opinion of counsel provide a certificate of an executive officer of such Holder (in such person’s capacity as an officer and not in such person’s individual capacity) verifying certain facts necessary to establish that the transfer does not require registration of such transferred securities under the Securities Act. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE ACT, OR (ii) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW, INCLUDING PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT, PROVIDED THAT, EXCEPT IN THE CASE OF ANY TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT PURSUANT TO RULE 144A, AN OPINION OF COUNSEL SHALL BE FURNISHED TO THE ISSUER (IF REQUESTED BY THE ISSUER), IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND/OR APPLICABLE STATE SECURITIES LAW IN ADDITION TO SUCH OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

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In addition, the face of the Notes shall bear the following legend (if applicable):

“THIS NOTE WAS ISSUED WITH ‘ORIGINAL ISSUE DISCOUNT’ WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, THE ISSUER WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO THE ISSUER AT LANDSEA HOMES CORPORATION, 1717 McKinney Avenue, Suite 1000, Dallas, TX 75202t, ATTENTION: Chris Porter, Email: cporter@landseahomes.com.”

The face of any Global Note shall bear the following legend, in addition to the legends above:

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE NOTE PURCHASE AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE NOTE PURCHASE AGREEMENT, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY DEFINITIVE NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

2.05.      Provisions of the Notes.

(a)         The Notes. The Notes shall be in the original aggregate principal amount of Two Hundred Fifty Million Dollars ($250,000,000). The Notes purchased by the Purchasers shall be dated the Closing Date. The aggregate amount of the Notes shall, subject to the provisions for mandatory offers to repurchase, optional redemption and acceleration contained herein, mature and be payable in full on the Maturity Date.

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(b)         Interest.

(i)         Subject to the terms of this Agreement, each Note shall bear interest on the Outstanding Amount thereof at a rate per annum equal to 11.0% (the “Interest Rate”).

(ii)         Interest on the Notes shall be due and payable in arrears (A) on each Interest Payment Date, (B) on the date of any mandatory or optional repurchase or redemption (but only with respect to the principal amount of the Notes then repurchased or redeemed), (C) upon acceleration and (D) upon the maturity of the Notes. All computations of the Interest Rate hereunder shall be made on the basis of a 360-day year and actual days elapsed. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c)         Default Interest.

(i)          Notwithstanding Section 2.05(b), (y) immediately upon any Event of Default under Sections 8.01(a), 8.01(e) or 8.01(f) or (z) at the election of the Required Holders (or the Agent at the direction of the Required Holders) by notice to the Issuer while any other Event of Default exists, the Issuer shall pay to the Agent for the account of each Holder interest at the Post-Default Rate on the outstanding principal amount of any Note held by such Holder, on all Obligations and on any other amount payable by the Issuer hereunder or under the Notes held by such Holder to or for the account of such Holder (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law). Interest at the Post-Default Rate shall be payable from time to time on demand.

(d)         Scheduled Repayments. Any and all principal of the Notes remaining unpaid, together with all interest accrued but unpaid thereon, automatically and unconditionally shall be due and payable in full in cash on the Maturity Date.

(e)          Optional Redemptions. The Issuer may redeem all or part of the Notes subject to the terms set forth in Article XI hereto and subject to Section 2.06.

(f)          Mandatory Offers to Repurchase.

(i)          The Issuer shall make an offer to repurchase the Notes pursuant to this Section 2.05(f) in the following amounts and at the following times (including any Premium Amount or such other premium, as applicable):

(A)        No later than the third Business Day following the date of receipt by any Note Party or Subsidiary of (x) any Net Proceeds from any Dispositions of any property or asset of a Note Party or any Subsidiary (pursuant to Section 7.09(f) or, to the extent not in the ordinary course of business, any other material Disposition permitted under Section 7.09), in excess of $15,000,000 in the aggregate in any fiscal year, an aggregate amount equal to such excess Net Proceeds or (y) any proceeds from insurance or any condemnation, taking or other casualty in excess of $15,000,000 in the aggregate in any fiscal year, an aggregate amount equal to such proceeds (for the avoidance of doubt, such Notes to be repurchased at a purchase price equal to 100% of the aggregate principal amount of such Notes); provided, so long as (1) no Event of Default shall have occurred and be continuing, (2) the Issuer has delivered to the Holders prior written notice of the Issuer’s intention to apply such monies (the “Reinvestment Amounts”) to the costs of replacement of the properties or assets that are the subject of such disposition, insurance, condemnation, taking or casualty or the cost of purchase or construction of other assets used in the business of the Issuer or its Subsidiaries (other than cash or Cash Equivalent Investments), and (3) the Issuer or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 360 days after the initial receipt of such monies, the Issuer and its Subsidiaries shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such disposition, insurance, condemnation, taking or casualty or the cost of purchase or construction of other assets used in the business of the Issuer or its Subsidiaries (other than cash or Cash Equivalent Investments). Nothing contained in this Section 2.05(f) shall permit a Note Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 7.09;

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(B)         on the date of receipt by any Note Party or any of its Subsidiaries of any Net Proceeds from the incurrence of any Indebtedness of a Note Party or any of its Subsidiaries (other than Permitted Indebtedness), an aggregate amount equal to 100% of such Net Proceeds; and

(C)         upon the occurrence of a Change of Control, all, but not less than all, of the Notes held by the Holders, at a purchase price equal to 101% of the aggregate principal amount of such Notes to be so repurchased.

(ii)         Upon the commencement of any offer to repurchase the Notes required pursuant to the preceding clause (i) (each, a “Mandatory Offer to Repurchase”), which offer each Holder may accept or reject in its sole discretion, the Issuer will send a notice to each of the Holders of the Notes (with a copy thereof to the Agent). The notice will contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to the Mandatory Offer to Repurchase. The notice, which will govern the terms of the Mandatory Offer to Repurchase, will state:

(A)        that the Mandatory Offer to Repurchase is being made pursuant to this Section 2.05(f) and the length of time the Mandatory Offer to Repurchase will remain open;

(B)         in reasonable detail, the facts and circumstances underlying the Mandatory Offer to Repurchase, including any Change of Control;

(C)         the Offer Amount, the purchase price (which shall include (x) in the case of a sale of all or substantially all assets of the Note Parties under Section 2.05(f)(i)(A) and/or in the case of Section 2.05(f)(i)(B), the Premium Amount, (y) in the case of Section 2.05(f)(i)(C), the 101% purchase price premium, plus (z) in all cases, all accrued and unpaid interest in respect of the Notes being redeemed on the date of redemption) and the Purchase Date;

(D)         that any Note not tendered or accepted for payment will continue to accrue interest;

(E)          that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Mandatory Offer to Repurchase will cease to accrue interest after the Purchase Date;

(F)          that Holders electing to have a Note purchased pursuant to any Mandatory Offer to Repurchase will be required to deliver the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note to the Issuer at the address specified in the notice at least three Business Days before the Purchase Date;

(G)         that Holders will be entitled to withdraw their election if the Issuer receives, not later than one Business Day prior to the expiration of the Offer Period, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

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(H)         that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, Issuer will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes surrendered; and

(I)          that any Holder whose Notes were purchased only in part will, upon the request of such Holder, be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered which unpurchased portion must be equal to $1,000 or integral multiples thereof.

(iii)        Each Mandatory Offer to Repurchase shall be made to all Holders of Notes, which they may accept or reject in their sole discretion. Each Mandatory Offer to Repurchase will remain open for a period of at least fifteen (15) days following its commencement and not more than thirty (30) days, except to the extent that a longer period is required by Applicable Law or a shorter period is agreed to by all Holders (the “Offer Period”). Not later than one (1) Business Day after the expiration of the Offer Period (any such date, the “Purchase Date”), the Issuer shall apply all amounts subject to the Mandatory Offer to Repurchase (the “Offer Amount”) to the purchase of Notes tendered (on a pro rata basis, if applicable, or if less than the Offer Amount has been tendered, all Notes tendered) pursuant to the Mandatory Offer to Repurchase, and will deliver to the Holders and the Agent an officer’s certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 2.05(f). The Issuer shall provide prior written notice of any payment to be made pursuant to this Section 2.05(f)(iii) to the Agent no later than one (1) Business Day prior to the date of such payment. The Issuer shall promptly (but in any case not later than the Purchase Date) wire to the Agent’s Account an amount equal to the aggregate purchase price (including the Premium Amount or such other premium amount, as applicable) of all the Notes tendered by the Holders and accepted by the Issuer for purchase and upon receipt of all such funds, the Agent shall on the Purchase Date disburse such funds to the Holders, as applicable. Upon written request by the applicable Holder, the Issuer will promptly issue a new Note and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered, which unpurchased portion must be equal to $1,000 or integral multiples thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.

(iv)       Other than as specifically provided in this Section 2.05(f), any purchase pursuant to this Section 2.05(f) shall be made pursuant to the provisions of Sections 11.02 through 11.06.

(v)        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Mandatory Offer to Repurchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 2.05(f), the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.05(f) by virtue of such conflict.

(g)         Following the Global Note Exchange Date, any repayments, redemptions or repurchases shall be made in accordance with the Applicable Depositary Procedures.

2.06.       Premium Amount. In the event that prior to July 17, 2027 (a) any Note is redeemed, repurchased, paid, repaid, prepaid, refinanced, or replaced in whole or in part for any reason, including, without limitation, pursuant to or in connection with (i) Section 11.01, (ii) Section 2.05(f)(i)(A), or (iii) Section 2.05(f)(i)(B), whether made before or after an Event of Default, (b) the Obligations are accelerated (whether pursuant to the terms of this Agreement, by operation of law, or otherwise), or (c) the Notes are satisfied as a result of a foreclosure sale, restructuring, satisfaction, reorganization, release, compromise or by any other similar means, then, on the date of such redemption, repurchase, payment, repayment, prepayment, refinancing, replacement, acceleration, reorganization, sale, release, compromise or other satisfaction, the Issuer shall pay to the Holders, in addition to all other Obligations, an amount (the “Premium Amount”) of the principal amount of the Notes being redeemed, repurchased, paid, repaid, prepaid, refinanced, replaced, accelerated, or subject to a sale through foreclosure or otherwise (or required or deemed to be redeemed, repurchased, paid, repaid, prepaid, refinanced, replaced, or subject to an acceleration, compromise, sale or other satisfaction) as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Notes, as determined in accordance with the following chart:

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Payment Date	Premium Amount
On or prior to July 17, 2025	Make-Whole Amount
After July 17, 2025 and on or prior to July 17, 2026	7.33%
After July 17, 2026 and on or prior to July 17, 2027	3.67%
After July 17, 2027	No premium

provided, that, for the avoidance of doubt, redemptions and prepayments of the Notes that occur solely in connection with a Change of Control pursuant to Section 2.05(f)(i)(C), shall, so long as no Default or Event of Default exists, not require payment of the Premium Amount and shall be subject to the premium described in such Section 2.05(f)(i)(C).

Any Premium Amount payable in accordance with this Section 2.06 shall be presumed to be equal to the liquidated damages sustained by the Holders as the result of the occurrence of any event triggering the early repurchase of the Notes and such Premium Amount and the Issuer agrees that it is reasonable under the circumstances currently existing. The parties hereto acknowledge that the Premium Amount shall survive acceleration of the Obligations and/or the occurrence of any proceeding under any Debtor Relief Law, and shall automatically accrue to the principal amount of the Notes and shall constitute part of the Obligations for all purposes herein. If the Notes are accelerated for any reason pursuant to the terms herein, the Premium Amount shall be calculated as if the date of acceleration of the Notes was the date of prepayment of the Notes. THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM AMOUNT IN CONNECTION WITH ANY ACCELERATION. The Issuer expressly agrees that: (A) the Premium Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Premium Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the Premium Amount; (D) the Premium Amount shall also be payable in the event the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code; (E) if the Premium Amount becomes due and payable pursuant to this Agreement, the Premium Amount shall be deemed to be principal of the Notes and Obligation under this Agreement and Interest shall accrue on the full principal amount of the Notes (including the Premium Amount) from and after the applicable triggering event; (F) in the event that the Premium Amount is determined not to be due and payable by order of any court of competent jurisdiction, including, without limitation, by operation of the Bankruptcy Code, despite such a triggering event having occurred, the Premium Amount shall nonetheless constitute Obligations under this Agreement for all purposes hereunder; (G) the Premium Amount shall not constitute unmatured interest, a penalty or an otherwise unenforceable or invalid obligation; (H) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (I) their agreement to pay the Premium Amount is a material inducement to the Holders to purchase the Notes; and (J) the Premium Amount represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Holders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Holders or profits lost by the Holders as a result of such event triggering payment of the Premium Amount.

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2.07.       Fees. The Issuer agrees to pay the administrative and other fees of the Agent and the Holders as provided in the Fee Letter, Agency Fee Letter and as may be otherwise agreed to in writing from time to time by the Issuer and the Agent and Holders. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08.       Pro Rata Sharing. If any Holder (a “Benefited Holder”) shall at any time receive any payment on account of the Notes or redemption of all or part of its Notes, or interest thereon, or receive any collateral or the proceeds thereof in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and collateral or the proceeds thereof received by any other Holder, if any, in respect of such other Holder’s Notes, or interest thereon, and such greater proportionate payment or receipt of collateral or proceeds thereof is not expressly permitted hereunder, such Benefited Holder shall purchase for cash from the other Holders a participation in such portion of each such other Holder’s Notes, or shall provide such other Holder with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Holder to share the excess payment.

2.09.       Payments.

(a)         All payments, redemptions or repurchases to be made by the Issuer shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Issuer hereunder shall be made by wire transfer of immediately available funds (before 3:00 p.m., New York time on the date when due in accordance with this Agreement and/or the Note), to the Agent’s Account, for the pro rata benefit of the Holders. All payments received by the Agent after 3:00 p.m. (New York time) may, in the Agent’s discretion, be deemed received on the next succeeding Business Day and, in such case, any applicable interest or fee due shall continue to accrue. The Agent will promptly distribute to each Holder its pro rata share of such payment, redemption or repurchase in like funds as received by wire transfer to the account of such Holder as specified in writing to the Agent from time to time. After the Global Note Exchange Date, all payments, redemptions and repurchases to be made by the Issuer shall be made pursuant to the Applicable Depositary Procedures.

(b)         If any payment, redemption or repurchase to be made by the Issuer shall come due on a day other than a Business Day, payment, redemption or repurchase shall be made on the next succeeding Business Day, and interest will accrue on such amount until the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount; provided, that, the Issuer may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due.

2.10.     Global Notes.

(a)         Subject to Section 6.24 (including all conditions contained therein) and provided that applicable depository eligibility requirements are met, upon the written request of the Required Holders (provided that all such Holders are Qualified Institutional Buyers), and at the Issuer’s sole cost and expense (including the fees and expenses of the Issuer’s counsel incurred in conjunction with such request), the Issuer will use commercially reasonable efforts to provide that the Notes or entitlements therein owned by holders of Notes will be cancelled and re-issued in the form of one or more global notes (each a “Global Note”) substantially in the form of Exhibit A-2 hereto as may be amended pursuant to the Global Note Exchange Date Amendment (as defined below) registered in the name of The Depository Trust Company

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or another organization registered as a clearing agency under the Exchange Act, and designated as depositary by the Issuer or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof. An electronic securities entitlement will be credited to the account of each Holder whose Note is cancelled and re-issued in Global Note form (or credited to the account of the Holder’s securities intermediary) through the facilities of The Depositary Trust Company (the “DTC”) in accordance with the rules and procedures of the Depositary (“Applicable Depositary Procedures”) with a principal amount equal to the principal amount of the cancelled Note. The date on which the Holders’ Notes are exchanged for Global Notes is the “Global Note Exchange Date”.

(b)         Notwithstanding any other provision herein, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any person other than the Depositary for such Global Note or a nominee thereof unless (i) such Depositary advises the Issuer in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Note, and no qualified successor is appointed by the Issuer within 90 days of receipt by the Issuer of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Issuer within 90 days after obtaining knowledge of such event, (iii) the Issuer elects to terminate the book-entry system through the Depositary or (iv) an Event of Default will have occurred and be continuing. Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) of this Section 2.10(b), the Issuer or the Agent will notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Note of the occurrence of such event and of the availability of Notes to such owners of beneficial interests requesting the same.

(c)         If any Global Note is to be exchanged for other Notes or canceled in part, or if another Note is to be exchanged in whole or in part for a beneficial interest in any Global Note, then either (i) such Global Note will be so surrendered for exchange or cancellation as provided herein or (ii) the principal amount thereof will be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Issuer or, if applicable, the Agent maintaining the Register, whereupon the Issuer or, if applicable, the Agent maintaining the Register, in accordance with the Applicable Depositary Procedures, will instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Note by the Depositary, accompanied by registration instructions, the Issuer will execute and deliver any Notes issuable in exchange for such Global Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d)         Every Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof will be executed and delivered in the form of, and will be, a Global Note, unless such Note is registered in the name of a person other than the Depositary for such Global Note or a nominee thereof.

(e)         The Depositary or its nominee, as the registered owner of a Global Note, will be the holder of such Global Note for all purposes under this Note, and owners of beneficial interests in a Global Note will hold such interests pursuant to the Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in a Global Note will be shown only on, and the transfer of such interest will be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. If applicable, the Issuer or the agent maintaining the Register will be entitled to deal with the Depositary for all purposes relating to a Global Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Note and will have no obligations to the owners of beneficial interests therein. The Issuer or the agent maintaining the Register will have no liability in respect of any transfers affected by the Depositary.

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(f)          The rights of owners of beneficial interests in a Global Note will be exercised only through the Depositary and will be limited to those established by law and agreements between such owners and the Depositary and/or its participants

(g)         No holder of any beneficial interest in any Global Note held on its behalf by a Depositary will have any rights with respect to such Global Note, and such Depositary may be treated by the Issuer and any agent of the Issuer as the owner of such Global Note for all purposes whatsoever. Neither the Issuer nor any agent of the Issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein will prevent the Issuer or any agent of the Issuer from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as holder of any Note.

(h)         On the Global Note Exchange Date, the Issuer, the Agent, any other agent appointed for such purpose, and the Holders of all of the outstanding Notes shall enter into an amendment (the “Global Note Exchange Date Amendment”) to this Agreement, in form and substance reasonably satisfactory to the Required Holders and the Agent, to effect any changes to this Agreement that are necessary or required in the opinion of the Agent in order to permit the administration of this Agreement for Global Notes (pursuant to Applicable Depositary Procedures). The Global Note Exchange Date Amendment shall be binding on all Holders, and the Issuer and all Holders agree to take such actions as may be reasonably required to deliver the Notes in exchange for Global Notes. For the avoidance of doubt, any provision of this Agreement that conflicts with Applicable Depositary Procedures in connection with the Global Notes shall be void after the Global Note Exchange Date. The Agent makes no representation or warranty with respect to whether the Global Notes may be maintained on DTC’s platform, and may (in consultation with the Holders) resign with immediate effect if the Agent determines (in its reasonable discretion) it is not authorized or able to act as Agent for such Global Notes.

Article III
TAXES, ETC.

3.01.       Taxes. For purposes of this Article III, the term “applicable law” shall include FATCA.

(a)         Payments Free of Taxes. Any and all payments by or on account of any obligation of the Issuer hereunder or under any other Note Document shall be made free and clear of and without reduction or withholding for any Taxes (including any Other Taxes), provided, that, if the Issuer shall be required by applicable law to deduct or withhold any Taxes (including any Other Taxes) from such payments, then (i) if such Taxes are Indemnified Taxes (including any Other Taxes) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum they would have received had no such deductions or withholdings been made, (ii) the Issuer shall make such deductions or withholdings and (iii) the Issuer shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)         Payment of Other Taxes by the Issuer. Without limiting the provisions of subsection (a) above, the Issuer shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Agent, timely reimburse it for the payment of Other Taxes.

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(c)         Indemnification by the Note Parties. The Note Parties shall indemnify each Holder and the Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Holder or Agent, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Agent), or by an Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(d)         Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Issuer to a Governmental Authority, the Issuer shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent (acting at the direction of the Required Holders).

(e)         Status of Holders.

(i)           Any Holder that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Note Document shall deliver to the Issuer and the Agent, at the time or times reasonably requested by the Issuer or the Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided when reasonably requested by the Issuer or the Agent and promptly after the occurrence of an event requiring a change in contents of the documentation most recently delivered. In addition, any Holder, if requested by the Issuer or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer or the Agent as will enable the Issuer or the Agent to determine whether or not such Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A) through (ii)(B)(4) and (iii) of this Section) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

(ii)         Without limiting the generality of the foregoing, any Holder shall deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter upon the request of the Issuer or the Agent):

(A)        in the case of any Holder that is a United States person under Section 7701(a)(30) of the Code, duly completed copies of Internal Revenue Service Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding tax;

(B)        in the case of a Foreign Holder, to the extent it is legally entitled to do so, whichever of the following is applicable:

(1)          duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party;

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(2)          duly completed copies of Internal Revenue Service Form W-8ECI;

(3)          in the case of a Foreign Holder claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Holder is not (A) a “bank” described in section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Issuer within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E;

(4)          in the case of a Foreign Holder that is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-1, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Holder is a partnership and one or more direct or indirect partners of such Foreign Holder are claiming the portfolio interest exemption, such Foreign Holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 on behalf of each such direct and indirect partner; or

(5)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer or the Agent to determine the withholding or deduction required to be made.

(iii)       In addition, each Holder shall deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter upon the request of the Issuer or the Agent, but only if the Holder is legally entitled to do so), such additional documentation reasonably requested by the Issuer or the Agent as may be necessary for the Issuer and the Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)       On or prior to the Closing Date, the Agent shall deliver to the Issuer executed copies of (i) Internal Revenue Service Form W-9 (if it is a “United States person” as defined in Section 7701(a)(30) of the Code), or (ii) Internal Revenue Service Form W-8IMY (or any applicable successor forms) properly completed and duly executed to treat the Agent as a U.S. person (as described in Section 1.1441-1(e)(3)(v)) of the United States Treasury Regulations or Internal Revenue Service Form W-9 (if it is not a “United States person” as so defined).

Each Holder agrees that if any information it provided in any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Agent in writing of its legal inability to do so.

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(f)          Treatment of Certain Refunds. If any Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Issuer or with respect to which the Issuer has paid additional amounts pursuant to this Section 3.01 or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the indemnifying party an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 otherwise payable by it, with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses (including Taxes) of such Holder, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or reduction), provided, that, the Note Parties, upon the request of such Holder, agree to repay the amount paid over to the Note Parties under this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Holder in the event such Holder is required to repay such refund or reduction to such Governmental Authority. Notwithstanding anything to the contrary contained in this subsection (f) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or such reduction had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Note Parties or any other Person.

(g)         Indemnification by the Holders. Each Holder shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Holder (but only to the extent that any Note Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Note Parties to do so), and (ii) any Excluded Taxes attributable to such Holder, in each case, that are payable or paid by the Agent in connection with any Note Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Holder by the Agent shall be conclusive absent manifest error. Each Holder hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Holder under any Note Document or otherwise payable by the Agent to the Holder from any other source against any amount due to the Agent under this paragraph (g).

(h)        Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Holder, and the repayment, satisfaction or discharge of all obligations under any Note Document.

3.02.       Increased Costs; Reserves.

(a)         Increased Costs Generally. If any Change in Law shall:

(i)         subject any Holder to any Taxes with respect to this Agreement or any Note purchased by it, or change the basis of taxation of payments to such Holder in respect thereof (except for (A) Indemnified Taxes covered by Section 3.01, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Tax, and (C) Connection Income Taxes); or

(ii)         impose on any Holder any other condition, cost or expense (other than Taxes) affecting this Agreement or Notes purchased by such Holder;

and the result of any of the foregoing shall be to increase the cost to such Holder of holding any Note, or to reduce the amount of any sum received or receivable by such Holder hereunder (whether of principal, interest or any other amount) then, upon request of such Holder, the Issuer will pay to such Holder such additional amount or amounts as will compensate such Holder for such additional costs incurred or reduction suffered.

(b)         [Reserved].

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(c)         Certificates for Reimbursement. A certificate of a Holder setting forth the amount or amounts necessary to compensate such Holder or its holding company, as the case may be, as specified in subsection (a) of this Section 3.02 and delivered to the Issuer shall be conclusive absent manifest error. The Issuer shall pay such Holder the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)         Delay in Requests. Failure or delay on the part of any Holder to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Holder’s right to demand such compensation; provided, that, the Issuer shall not be required to compensate a Holder pursuant to the foregoing provisions of this Section 3.02 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Holder notifies the Issuer of the Change in Law giving rise to such increased costs or reductions and of such Holder’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03.       Mitigation Options. If any Holder requests compensation under Section 3.02 or requires the Issuer to pay any Indemnified Taxes or additional amounts to any Holder or any Governmental Authority for the account of any Holder pursuant to Section 3.01, then such Holder shall (at the request of the Issuer) use reasonable efforts to eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.02, as the case may be, in the future, including by designating a different lending office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder or under any other Note Document to another of its offices, branches or affiliates; provided, that, such efforts would not subject such Holder to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Holder. Each Note Party hereby agrees to pay all reasonable costs and expenses incurred by any Holder in connection with this Section 3.03.

3.04.       Survival. All of the Issuer’s obligations under this Article III shall survive termination of the Notes and the repayment of all other Obligations hereunder.

Article IV
CONDITIONS PRECEDENT

4.01.       Conditions to Notes Closing. The effectiveness of this Agreement and the obligation of each Purchaser to purchase the Notes hereunder on the Closing Date shall be subject to satisfaction or waiver by each Purchaser in its sole discretion of each of the following conditions precedent:

(a)         The Agent (or the Purchasers, as applicable) shall have received each of the following, in form and substance satisfactory to the Agent and Purchasers:

(i)         counterparts of this Agreement duly executed by each of the parties hereto;

(ii)         [reserved];

(iii)        the Subsidiary Guaranty duly executed by each Subsidiary of the Issuer;

(iv)       one or more opinions or reliance letters of counsel(s) to the Issuer and such other Note Parties as the Agent and Purchasers may request, addressed to the Agent and the Purchasers, as the case may be, in a form and substance satisfactory to the Agent and Purchasers;

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(v)        the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Note Party together with any amendments thereto (if any) certified as of a recent date by the Secretary of State of the state of formation of such Note Party;

(vi)       a certificate of good standing (or certificate of similar meaning) with respect to each Note Party issued as of a recent date by the Secretary of State of the state of formation of each such Note Party;

(vii)      a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Note Party with respect to each of the officers of such Note Party authorized to execute and deliver the Note Documents to which such Note Party is a party;

(viii)     copies certified by a Responsible Officer of each Note Party of (A) the by-laws of such Note Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Note Party to authorize the execution, delivery and performance of the Note Documents to which it is a party;

(ix)        a certificate from the Chief Financial Officer of the Issuer certifying that after giving pro forma effect to the transactions contemplated by this Agreement on the Closing Date that the Issuer and the Subsidiary Guarantors, taken as a whole, are Solvent;

(x)         a Compliance Certificate calculated on a pro forma basis for the Issuer’s fiscal quarter ending March 31, 2023;

(xi)        a certificate signed by a Responsible Officer of the Issuer, dated as of the Closing Date, in form and substance satisfactory to the Agent and Purchasers, certifying that the conditions specified in Sections 4.01(b), (c), (g) and (h) shall have been satisfied;

(xii)       copies of all Material Contracts in existence on the Closing Date; the Purchasers hereby acknowledge that as of the date of this Agreement, they have received the Material Contracts described herein;

(xiii)      the Fee Letter duly executed by each party thereto;

(xiv)      evidence that the Fees, if any, then due and payable, together with all other fees, expenses and reimbursement amounts due and payable to any of the Purchasers, including without limitation, the fees and expenses of counsel to the Purchasers, have been paid;

(xv)       (A) copies of satisfactory reviewed consolidated financial statements for the Issuer and its Subsidiaries for the three fiscal years most recently ended for which financial statements are available and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available, (B) pro forma consolidated financial statements for the Issuer and its Subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the transactions occurring on the Closing Date and a pro forma balance sheet of the Issuer and its Subsidiaries as of the Closing Date giving pro forma effect to the transactions occurring on the Closing Date and (C) projections prepared by management of balance sheets, income statements and cash flow statements of the Issuer and its Subsidiaries, which will be quarterly for the first year after the Closing Date and yearly thereafter through the Maturity Date (and which will not be inconsistent with information provided to the Purchasers prior to the date hereof); and

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(xvi)      such other documents, agreements and instruments as the Agent, or any Purchaser through the Agent, may reasonably request;

(b)        there shall not have occurred any event, condition, situation or status since December 31, 2022, that has had or could reasonably be expected to result in a Material Adverse Effect;

(c)         no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Issuer or any other Note Party to fulfill its obligations under the Note Documents to which it is a party;

(d)         [reserved];

(e)         [reserved];

(f)          the Issuer and the other Note Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Note Party is a party or by which any of them or their respective properties is bound;

(g)         each representation or warranty by any Note Party contained herein or in any other Note Document is true and correct in all material respects (without duplication of any materiality qualified contained therein) as of the date the Notes are issued, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); and

(h)         no Default or Event of Default shall have occurred and be continuing or would result after giving effect to the issuance of the Notes.

Article V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to purchase the Notes hereunder, each Note Party represents and warrants to the Agent and the other Credit Parties that:

5.01.       Organization; Power; Qualification. Each of the Issuer, the other Note Parties and their respective Subsidiaries is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

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5.02.      Ownership Structure. Schedule 5.02 is, as of the Closing Date, a complete and correct organizational chart of the Issuer and all Subsidiaries of the Issuer. As of the Closing Date, except as disclosed in such Schedule, (A) each of the Issuer and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.

5.03.       Authorization. The Issuer and each other Note Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Note Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Note Documents to which the Issuer or any other Note Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

5.04.       No Conflicts. The execution, delivery and performance of this Agreement and the other Note Documents to which any Note Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including any Environmental Laws) relating to the Issuer or any other Note Party; or (ii) conflict with, result in a breach of, or constitute a default under, the organizational documents of any Note Party, or any indenture, agreement or other instrument to which the Issuer or any other Note Party is a party or by which it or any of its respective properties may be bound.

5.05.       Compliance with Law; Governmental Approvals. Each of the Issuer, the other Note Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for any noncompliance which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.06.       Title to Properties; Liens. Each of the Issuer, each other Note Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its real and personal property. None of the assets of the Issuer, any other Note Party or any other Subsidiary is subject to any Lien other than Permitted Liens.

5.07.       Existing Indebtedness. Schedule 5.07 is, as of the Closing Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Issuer, the other Note Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Closing Date, the Issuer, the other Note Parties and the other Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default (howsoever described therein) exists with respect to any such Indebtedness.

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5.08.       Material Contracts. Schedule 5.08 is, as of the Closing Date, a true, correct and complete listing of all Material Contracts (except for Material Contracts described in clause (ii) of the definition). As of the Closing Date, each of the Issuer, the other Note Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default (howsoever described therein) exists with respect to any such Material Contract.

5.09.       Litigation. Except as set forth in Schedule 5.09, there are no actions, suits or proceedings pending (or, to the knowledge of any Note Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Issuer, any other Note Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Note Document. There are no strikes, slow-downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, the Issuer, any Note Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

5.10.       Taxes. All federal, state and other tax returns of the Issuer and each other Note Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Note Party which are due and payable have been paid, except for (i) any such nonpayment or non-filing which is at the time permitted under Section 6.06 or (ii) any failure to so file or to so pay that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11.       Financial Statements. The Issuer has furnished to each Holder copies of (i) the audited consolidated balance sheet of the Issuer and its consolidated Subsidiaries for the fiscal year ended December 31, 2022, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such date, with the opinion thereon of Deloitte & Touche LLP and (ii) the unaudited consolidated balance sheet of the Issuer and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2023, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of the Issuer and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Issuer and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).

5.12.       No Material Adverse Change. Since December 31, 2022, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect.

5.13.       ERISA.

(a)         Except where a failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Note Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Internal Revenue Code has not yet expired and (ii) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Internal Revenue Code, except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.

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(b)         Except where a failure of any of the following representation to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based upon benefit restrictions under Section 436 of the Internal Revenue Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Note Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Internal Revenue Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Internal Revenue Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.

(c)         Except where the failure of any of the following representation to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Note Party nor any ERISA Affiliate has (i) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (ii) failed to make a required contribution or payment to a Multiemployer Plan, or (iii) failed to make a required installment or other required payment under Sections 412 or 430 of the Internal Revenue Code.

(d)         No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect.

(e)         Except where the failure of any of the following representations to be correct could not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to any Note Party’s knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Note Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

5.14.       No Default. No Default or Event of Default has occurred and is continuing.

5.15.       Environmental Laws.

(a)         Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, each of the Issuer, each other Note Party and each other Subsidiary (i) is in compliance with all Environmental Laws applicable to its business, operations and its Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals.

(b)         Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Note Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Note Party or any other Subsidiary, their respective businesses, operations or with respect to their Properties, may (i) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (ii) cause or contribute to any other potential common-law or legal claim or other liability, or (iii) cause any Real Estate Inventory to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law.

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(c)         There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Issuer’s actual knowledge, threatened, against the Issuer, any other Note Party or any other Subsidiary relating in any way to Environmental Laws which could reasonably be expected to have a Material Adverse Effect.

(d)         To the Issuer’s knowledge, no Hazardous Materials generated at or transported from any Real Estate Inventory are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

5.16.       Investment Company. None of the Issuer nor any other Note Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.17.       Margin Stock. None of the Issuer nor any other Note Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

5.18.       Intellectual Property. Each of the Note Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Issuer, any other Note Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Issuer, the other Note Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Issuer, any other Note Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

5.19.       Line of Business. As of the Closing Date, the Issuer, the other Note Parties and the other Subsidiaries are engaged in an Approved Line of Business.

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5.20.       Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Agent or any Holder by, on behalf of, or at the direction of, the Issuer, any other Note Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Issuer, any other Note Party or any other Subsidiary that have been or may hereafter be made available to the Agent or any Holder were or will be prepared in good faith based on reasonable assumptions. No fact is known to any Note Party which has had, or may in the future have, a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 5.11 or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Holders. No document furnished, or written statement made to the Agent or any Holder in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Note Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

5.21.       Not Plan Assets; No Prohibited Transactions. None of the assets of the Issuer, any other Note Party or any other Subsidiary constitutes (i) “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA of one or more Benefit Plans (“Plan Assets”) or (ii) “plan assets” subject to Similar Law. The execution, delivery and performance of this Agreement and the other Note Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute or result in non-exempt “prohibited transactions” under ERISA or the Internal Revenue Code or a violation of Similar Law.

5.22.       Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a)         None of (i) the Issuer, any Subsidiary or, to the knowledge of the Issuer or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) any agent or representative of the Issuer or any Subsidiary that will act in any capacity in connection with or benefit from the Notes, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)         Each of the Issuer and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Issuer and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)         Each of the Issuer and its Subsidiaries, and to the knowledge of the Issuer, director, officer, employee, agent and Affiliate of Issuer and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all respects and applicable Sanctions.

(d)         No proceeds of any Note have been used, directly or indirectly, by the Issuer, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 6.08.

5.23.       Beneficial Ownership Certification. As of the Closing Date, the information in the Beneficial Ownership Certification is true and correct in all respects.

5.24.       Guarantors. Each Subsidiary of the Issuer (other than an Excluded Subsidiary) is a Guarantor.

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5.25.       Solvency. Both immediately before and immediately after giving effect to the transactions to occur hereunder on the Closing Date, each of the Issuer, the other Note Parties and their Subsidiaries, on a consolidated basis, is Solvent.

5.26.       Affiliate Transactions. Except as permitted by Section 7.13, none of the Issuer or any other Note Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate. As of the Closing Date, any agreement or arrangement among the Issuer or any other Note Party or any other Subsidiary, on the one hand, and any Permitted Investor or other Affiliate, on the other hand, is described in that certain proxy statement of the Issuer dated April 28, 2023 and otherwise disclosed to the Purchasers.

5.27.       Private Offering. Neither the Issuer, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes. Assuming the accuracy of the representations and warranties of each Purchaser set forth in Section 2.04, the sale of the Notes pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Issuer nor any Person authorized to act on behalf of Issuer has taken nor will take any action that would subject the transactions contemplated by this Agreement to the registration and prospectus delivery requirements of the Securities Act. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Issuer or, to the Issuer’s knowledge, any Person described in Rule 506(d)(1) (each, an “Issuer Covered Person”). To the Issuer’s knowledge, no Issuer Covered Person is subject to a Disqualification Event. The Issuer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e). No Notes being issued hereunder are being issued to a Purchaser that is an Affiliate of the Issuer.

5.28.       Eligibility Requirements. The Notes satisfy the eligibility requirements of Rule 144A(d)(3) as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereof.

5.29.       Survival of Representations and Warranties, Etc. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Note Party or any other Subsidiary to the Agent or any Holder pursuant to or in connection with this Agreement or any of the other Note Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Note Party prior to the Closing Date and delivered to the Agent or any Holder in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Issuer under this Agreement. All representations and warranties made under this Agreement and the other Note Documents shall be deemed to be made at and as of the Closing Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement and the execution and delivery of the Note Documents and the issuance of the Notes.

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Article VI
AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, the Issuer shall comply with the following covenants:

6.01.      Preservation of Existence and Similar Matters. Except as otherwise permitted under Section 7.06, the Issuer shall, and shall cause each other Note Party and each other Subsidiary to, (a) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (b) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (c) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in the case of clauses (a) (solely with respect to Subsidiaries that are not Note Parties), (b) and (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02.       Compliance with Applicable Law. The Issuer shall comply, and shall cause each other Note Party and each other Subsidiary to comply, with all Applicable Law (including, without limitation, Anti-Corruption Laws, Sanctions, the Patriot Act, and ERISA), including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, except in circumstances in which such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

6.03.       Maintenance of Property. The Issuer shall, and shall cause each other Note Party and each other Subsidiary to, maintain, keep, and preserve all of its assets (tangible and intangible) necessary or useful to the proper conduct of its business and operations in good working order and conditions, ordinary wear and tear excepted.

6.04.       [Reserved].

6.05.       Insurance. The Issuer shall, and shall cause each other Note Party and each other Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses.

6.06.      Payment of Taxes, Impositions and Claims. The Issuer shall, and shall cause each other Note Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments, Impositions and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of contractors, surveyors, engineers, architects, materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim if (i) such taxes or claims are being contested diligently and in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) the nonpayment of any such taxes or claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.07.      Books and Records; Inspections. The Issuer shall, and shall cause each other Note Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Issuer shall, and shall cause each other Note Party and each other Subsidiary to, permit representatives of the Agent or any Holder to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and employees, all at the reasonable expense of the Issuer and at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Agent and the Holders shall be solely responsible for their costs and expenses incurred in connection with the exercise of their rights under this Section 6.07 in excess of two (2) times per calendar year; provided, however, that if an Event of Default has occurred and is continuing, the Issuer shall be obligated to reimburse the Agent and the Holders for such costs and expenses. Inspections will be subject to the Issuer’s reasonable and customary safety requirements applicable to active construction sites. The Agent is under no obligation to perform any such inspections.

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6.08.      Use of Proceeds.

(a)         The proceeds of the Notes purchased on the Closing Date shall be applied by the Issuer (i) on the Closing Date to pay certain costs, fees and expenses in connection with the Notes and the other transactions contemplated hereunder and (ii) following the Closing Date to (x) repay certain Indebtedness of the Issuer and its Subsidiaries under the Existing Credit Agreement; provided, that such Indebtedness shall be repaid within ten (10) Business Days after the Closing Date, (y) pay certain costs, fees, and expenses in connection with the Notes and the other transactions contemplated hereunder, and (z) for working capital and general corporate purposes of the Issuer and its Subsidiaries.

(b)         The Issuer shall not, and shall not permit any other Note Party or any other Subsidiary to, use any part of such proceeds of the Notes to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation T, U or X of the FRB) or for any purpose which violates the provisions of Regulation T, U or X of the FRB. If requested by the Agent or any Holder (through the Agent), the Issuer shall promptly furnish to the Agent and each requesting Holder a statement in conformity with the requirements of Form G-3 or Form U-1, as applicable, under Regulation U of the FRB.

6.09.       Environmental Matters. The Issuer shall, and shall cause each other Note Party and each other Subsidiary to, comply with all Environmental Laws, and keep its properties free of Hazardous Materials, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Nothing in this Section 6.09 shall impose any obligation or liability whatsoever on the Agent or any Holder.

6.10.       Further Assurances. At the Issuer’s cost and expense and upon written request of the Agent (at the direction of the Required Holders), the Issuer shall, and shall cause each other Note Party and each other Subsidiary to, duly execute, acknowledge, and deliver or cause to be duly executed and delivered, to the Agent, such additional agreements, documents, and instruments and do or cause to be done such other acts as the Agent or any Holder may reasonably request from time to time to effectuate the transactions contemplated by the Note Documents.

6.11.       Material Contracts. The Issuer shall, and shall cause each other Note Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract.

6.12.       [Reserved].

6.13.       Guarantors. Within 30 days of the incorporation, organization, formation or acquisition of any Subsidiary, the Issuer shall execute and deliver (or cause such Subsidiary to execute and deliver) to the Agent (a) an Accession Agreement causing such Subsidiary to become a Subsidiary Guarantor and (b) the items that would have been delivered under subsections (iv) through (viii) of Section 4.01(a) and under Section 6.17(d)(xv) if such Subsidiary had been a Subsidiary Guarantor on the Closing Date. The Issuer shall not permit any Excluded Subsidiary to be a guarantor or otherwise obligated or liable under the Existing Credit Documents or any other Material Indebtedness of the Issuer or any other Note Parties unless such Excluded Subsidiary becomes a Subsidiary Guarantor concurrently therewith.

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6.14.       [Reserved].

6.15.       Beneficial Ownership. The Issuer shall promptly notify the Agent in writing of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; provided, however, that, to the extent such information is filed with the SEC and publicly available, no additional copies need be provided to Holders of the Notes.

6.16.       Designation as Senior Debt. The Issuer shall designate (or cause to be designated) all Obligations as “Designated Senior Indebtedness” or “Senior Indebtedness” under, and defined in, any agreement evidencing any Subordinated Indebtedness, and the Issuer shall take all such actions as shall be necessary to cause all Obligations to be further given all such other designations and be subject to such other subordination terms in order that the Agent on behalf of the Holders may have and exercise any payment blockage and other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness, in each case, in a manner satisfactory to the Required Holders.

6.17.      Information. For so long as this Agreement is in effect, the Issuer shall furnish to the Agent for distribution to each of the Holders:

(a)         Quarterly Financial Statements. As soon as available (and in any event (a) within forty-five (45) days after the end of the first, second, and third fiscal quarter of each fiscal year and (b) to the extent any information regarding the fourth fiscal quarter of any fiscal year is provided to a Lender pursuant to the Existing Credit Agreement, promptly after such information is so provided), the unaudited consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Issuer and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Issuer, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Issuer and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments); provided that there shall be no obligation to provide any fourth fiscal quarter results to the extent such information is not provided to any Lenders pursuant to the Existing Credit Agreement.

(b)         Year-End Statements. As soon as available (and in any event within ninety (90) days after the end of each fiscal year of the Issuer), the audited consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Issuer and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Issuer, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Issuer and its Subsidiaries as at the date thereof and the result of operations for such period, (b) accompanied by the report thereon of an independent certified public accountant of recognized national standing acceptable to the Agent and the Required Holders, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit, and (c) be accompanied by a narrative report and management’s discussion and analysis of the financial condition and results of operations of the Issuer and its Subsidiaries for such fiscal year, as compared to amounts for the previous fiscal year.

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(c)         Compliance Certificate. At the time the financial statements are furnished pursuant to Sections 6.17(a) and 6.17(b), a certificate substantially in the form of Exhibit E (a “Compliance Certificate”) executed on behalf of the Issuer by the chief financial officer of the Issuer (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Issuer was in compliance with the covenants contained in Section 7.01; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Issuer with respect to such event, condition or failure.

(d)         Other Information. The Issuer shall deliver to the Agent:

(i)         promptly upon distribution to the Issuer’s board of directors (and not a committee therein) or to any Lenders under the Existing Credit Agreement, copies of all final reports submitted to any Note Party or its board of directors or forming part of any information package provided to any Lender, such reports to have been issued by the Issuer’s independent public accountants including, without limitation, any final management report or final letters; provided, the Note Parties shall not be required to distribute and deliver to the Agent any materials as the Issuer may deem to be commercially or competitively sensitive (unless such materials are delivered to any Lenders under the Existing Credit Agreement);

(ii)         if any Note Party is or becomes a reporting company, within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent or any Holder) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Note Party or any other Subsidiary shall file with the SEC or any national securities exchange;

(iii)        promptly upon the mailing thereof to the shareholders or members of any Note Party or the Issuer generally, copies of all financial statements, reports and proxy statements so mailed and, promptly upon the issuance thereof, but in any event within ten (10) Business Days, copies of all press releases issued by the Issuer, any Subsidiary or any other Note Party;

(iv)        copies of all reports (including, without limitation, the Borrowing Base Report (as defined in the Existing Credit Agreement)), notices and other information furnished to the Administrative Agent (as defined in the Existing Credit Agreement) or any Lender (as defined in the Existing Credit Agreement) under the Existing Credit Agreement in connection with or required by the Existing Credit Agreement or any other Existing Credit Document, as and when such reports, notices and other information are so furnished;

(v)         as soon as available (and in any event within ninety (90) days after the end of each fiscal year of the Issuer), projected balance sheets, operating statements, profit and loss projections, cash flow budgets and business plan of the Issuer and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail, including in the case of the cash flow budgets, excess operating cash flow, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds, as well as, cash obligations for acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing loans, hedge settlements and other anticipated uses of cash;

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(vi)        within fifteen (15) days after the end of each month, sales reports in form and substance reasonably satisfactory to the Holders reflecting the Issuer’s and the Project Owners’ sales of all residential units in the Issuer’s and each Project Owner’s projects;

(vii)       if any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, results or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Issuer, promptly, setting forth details as to such occurrence and the action, if any, which a Note Party or ERISA Affiliate is required or proposes to take in connection with such ERISA Event;

(viii)      prompt notice, but in any event within ten (10) Business Days, of the commencement of any proceeding or investigation by or before any Governmental Authority and any action, litigation, suit or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Note Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(ix)        [reserved];

(x)         prompt notice, but in any event within three (3) Business Days, of the occurrence of any Default or Event of Default;

(xi)        [Reserved];

(xii)       [Reserved];

(xiii)       [Reserved];

(xiv)      [Reserved];

(xv)       promptly (but in any event within ten (10) Business Days), upon each written request, such information identifying the Note Parties as a Holder may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(xvi)      promptly, and in any event within ten (10) Business Days after the Issuer obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Issuer or any Note Party pursuant to any Environmental Law, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect; or (ii) notice of any action arising under any Environmental Law or of any noncompliance by the Issuer or any Note Party with any Environmental Law or any permit, approval, license or other authorization required thereunder, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;

(xvii)     prompt notice, but in any event within ten (10) Business Days, of any strikes, slow-downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, the Issuer, any Note Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect;

(xviii)    [Reserved];

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(xix)      at any time a BlackRock Holder (or its Affiliates or Approved Funds) collectively hold any Notes, as soon reasonably practicable, but in any event within forty-five (45) days after the Issuer’s receipt thereof, a completed BlackRock ESG Questionnaire; and

(xx)       prompt notice, but in any event within five (5) Business Days, of any other matter that has had, or which could reasonably be expected to have, a Material Adverse Effect.

Information delivered to the Agent pursuant to this Section 6.17 is for informational purposes only, and the Agent shall not be deemed to have any knowledge of the contents thereof, including the Issuer’s compliance with its covenants.

6.18.       Electronic Delivery of Certain Information. Documents required to be delivered pursuant to the Note Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Agent and each Holder have access (including a commercial, third-party website or a website sponsored or hosted by the Agent or the Issuer), in each case, upon notice to the Agent of any posting or other electronic delivery; provided, that the foregoing shall not apply to (i) notices to any Holder pursuant to Article II and (ii) any Holder that has notified the Agent and the Issuer that it cannot or does not want to receive electronic communications; provided, further, that, subject to this Section 6.18, to the extent such documents are filed with the SEC and publicly available, no additional copies need be provided to the Holders of the Notes. The Agent or the Issuer may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or for particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date such documents or notices (x) been posted by or on behalf of the Issuer on the Internet website of the SEC (http://www.sec.gov) or to EDGAR (or such other publicly accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) or (y) been posted on Issuer’s Internet website as previously identified to the Agent and the Holders and, in each case, the Issuer notifies the Agent or each Holder of said posting and provides a link thereto; provided, that if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 p.m. noon Eastern time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Issuer shall deliver electronic copies of all documents to be delivered to the Agent and paper copies of any documents to the Agent or to any Holder that requests such paper copies until a written request to cease delivering paper copies is given by the Agent or such Holder. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Issuer with any such request for delivery. Each Holder shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

6.19.      Public/Private Information. The Issuer acknowledges that certain of the Holders may have personnel who do not wish to receive material non-public information with respect to the Issuer or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Issuer shall cooperate with the Agent and Holders in connection with the distribution and identification of certain materials and/or information provided by or on behalf of the Issuer. Documents required to be delivered pursuant to the Note Documents shall be delivered by or on behalf of the Issuer to the Agent and the Holders (collectively, “Information Materials”) pursuant to this Article and the Issuer shall clearly and conspicuously designate Information Materials (a) that are either available to the public or not material with respect to the Issuer and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” (and by marking Information Materials “Public Information,” the Issuer shall be deemed to have authorized the Agent and the Holders to distribute and treat such Information Materials as not containing any material non-public information with respect to the Issuer, its Subsidiaries or their respective securities for purposes of United States federal and state securities laws) and (b) that are not Public Information as “Private Information.”

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6.20.       Holder Meetings. Within sixty (60) days after the receipt by the Holders of the audited financial statements pursuant to Section 6.17(b) for the then most recently ended fiscal year of the Issuer, the Issuer shall, upon reasonable prior notice, hold a meeting with all Holders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Issuer and its Subsidiaries, provided, that the Issuer may satisfy the requirements of this paragraph by conducting its regular investor conference calls.

6.21.      Rule 144A Information. While any Notes remain “restricted securities” within the meaning of the Securities Act, the Issuer will make available, upon request, to any Holder of such Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Issuer is then subject to Section 13 or 15(d) of the Exchange Act.

6.22.       Removal of Legends. Upon the written request of any Holder, the restrictive legend set forth in Section 2.04(c) above with respect to resales shall be removed and the Issuer shall make a book-entry notation removing such restrictive legend with respect to the applicable Notes, if (i) such Notes are registered for resale under the Securities Act or (ii) such Notes are eligible for resale without restriction under Rule 144(d)(1). Following the earlier of (x) the effective date of a registration statement filed pursuant to the Securities Act that includes such Notes or (y) such Notes becoming eligible for sale without restriction under Rule 144(d)(1), the Issuer, upon the written request of the Holder, shall, or shall instruct the Agent to, remove the restrictive legend from such Holder’s Notes and shall cause its counsel to issue any legend removal opinion required by the Agent. Any fees (with respect to the Agent, Issuer’s counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Issuer. If a legend is no longer required pursuant to the foregoing, the Issuer will no later than three (3) Business Days thereof cause a book-entry notation indicating that the Notes are free from all restrictive legends. Neither the Issuer nor the Agent may make any notation on its records or give instructions to the Holder that enlarge the restrictions on transfer set forth in Section 2.04. For the avoidance of doubt, the Agent shall have no obligation to take custody of any Note in certificated form for any reason or to participate in the removal of any restrictive legend.

6.23.      Bloomberg. Upon the written request of the Required Holders, at the Issuer’s sole cost and expense, the Issuer shall use commercially reasonable, good faith efforts to cause, within 90 days after such request, all the Notes to be (a) quoted on Bloomberg and (b) assigned a CUSIP and ISIN number; provided in the case of (b) that the Notes have been registered with the DTC pursuant to, and subject to, the terms and conditions set out in Section 6.24.

6.24.       DTC Eligibility. Upon the written request of the Required Holders and subject to Section 2.10(h), at the Issuer’s sole cost and expense, the Issuer shall use commercially reasonable, good faith efforts to cause, all the Notes to be registered in the name of Cede & Co. as nominee of the DTC or another nominee of the DTC in the form of one or more global notes substantially in the form of Exhibit A-2.

Article VII
NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Issuer shall comply with the following covenants:

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7.01.     Financial Covenants.

(a)         Maximum Leverage Ratio. The Issuer shall not permit the Maximum Leverage Ratio as of the last day of any fiscal quarter of the Issuer to be greater than 0.65:1.00.

(b)         Minimum Interest Coverage Ratio. The Issuer shall not permit the Minimum Interest Coverage Ratio as of the last day of any fiscal quarter of the Issuer to be less than 1.75:1.00.

7.02.       Investments. The Issuer shall not, and shall not permit any Note Party or Subsidiary to, directly or indirectly, make an Investment, except for Permitted Investments (subject to the final sentence of Section 7.09).

7.03.       Dividends and Other Restricted Payments. The Issuer shall not, and shall not permit any Note Party or Subsidiary to, directly or indirectly, declare or make any Restricted Payment or incur any obligation (contingent or otherwise) to do so; provided, that:

(a)         any Subsidiary may declare and pay dividends ratably with respect to their Equity Interests, directly or indirectly, to any Note Party;

(b)         the Issuer may declare and pay dividends with respect to its common stock payable solely in the form of additional shares of its common stock, and, with respect to its preferred stock (to the extent permitted to be incurred hereunder), payable solely in the form of additional shares of such preferred stock or in shares of its common stock;

(c)         so long as both before and after giving effect to such Restricted Payment, no Default or Event of Default exists or would result therefrom, the Issuer and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests (other than Mandatorily Redeemable Stock);

(d)         the Issuer may make any payments and effect settlement in connection with a Permitted Bond Hedge Transaction (i) by delivery of shares of the common stock of the Issuer or a parent company of the Issuer upon settlement thereof or (ii) by (x) set off or (y) payment of an early termination amount thereof in common stock upon any early termination thereof;

(e)         the Issuer may perform under any Permitted SPAC Warrant Transaction;

(f)          the Issuer and any Note Party or Subsidiary may make additional Restricted Payments (as set forth in clauses (a) through (c) of the definition thereof) not permitted or contemplated by any of other clauses in this Section and/or, for the avoidance of doubt, any of the other clauses in Sections 7.02 and the definition of Permitted Investments, in an aggregate amount not to exceed $25,000,000, so long as both before and after giving effect to the making of any such Restricted Payment, (i) no Default or Event of Default exists or would result therefrom and (ii) the Issuer shall be in pro forma compliance with the financial covenants set forth in Section 7.01; and

(g)         so long as (i) both before and after giving effect to such Restricted Payment, no Default or Event of Default exists or would result therefrom and (ii) the Issuer could incur $1.00 of additional Indebtedness under Section 7.08(t) (provided, that, notwithstanding anything to the contrary herein, for these purposes, the Issuer must be able to incur $1.00 of additional Indebtedness under both of the tests set forth in clauses (x) and (y) of Section 7.08(t)(ii)), the Issuer and any Note Party or Subsidiary may make additional Restricted Payments (as set forth in clauses (a) through (c) of the definition thereof) not permitted or contemplated by any of the prior clauses of this Section, in an aggregate amount not to exceed the Restricted Payments Basket.

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7.04.      Liens. The Issuer shall not, and shall not permit any Note Party or Subsidiary to, create, incur, assume, permit or suffer to exist any Lien on any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens; provided, that, the Issuer will not, and will not permit any Subsidiary to, grant any Lien securing any Material Indebtedness unless and until all Obligations shall concurrently be secured equally and ratably with such Material Indebtedness pursuant to documentation (including security and intercreditor agreements) in form and substance satisfactory to the Required Holders.

7.05.      Burdensome Agreements. The Issuer shall not, and shall not permit any Note Party or Subsidiary to, enter into any contract or other obligation (other than this Agreement or any other Note Document) that, directly or indirectly, limits the ability of any Subsidiary to (a) make Restricted Payments to the Issuer or to otherwise transfer property to the Issuer or any other Note Party, (b) guarantee Indebtedness of the Issuer; provided, that this Section shall not restrict customary provisions (i) contained in the documentation governing Indebtedness permitted to be incurred under the Existing Credit Documents if (x) such provisions are no more restrictive than the limitations set forth herein (taken as a whole, as reasonably determined in good faith by the Issuer), (y) such provisions do not materially impact the Issuer’s ability to pay the Obligations as and when due, and (z) such provisions expressly permit the Guarantees of the Obligations contemplated hereunder, (ii) in joint venture agreements and similar agreements applicable to joint ventures and applicable solely to such joint venture and the capital stock issued thereof, and (iii) contained in leases, subleases, licenses or asset sale agreements or other similar contracts so long as such provisions apply only to the property or assets subject thereto or the assignment thereof.

7.06.      Fundamental Changes. None of the Note Parties will dissolve, divide or liquidate, nor will the Issuer, any Note Party or any other Subsidiary become a party to any merger or consolidation or plan of division, or sell or acquire by purchase, lease or otherwise, all or substantially all of the assets or capital stock of any Person; provided, that, so long as no Default exists or would result therefrom:

(a)         (i) any Subsidiary other than Landsea Homes US may merge or consolidate with the Issuer; provided, that the Issuer shall be the continuing or surviving Person, (ii) any Subsidiary other than Landsea Homes US may merge or consolidate with Landsea Homes US; provided, that Landsea Homes US shall be the continuing or surviving Person, or (iii) any Subsidiary other than Landsea Homes US may merge or consolidate with any one or more Subsidiaries; provided, that when any Guarantor is merging with another Subsidiary pursuant to this subsection, the continuing or surviving Person shall be or become a Guarantor; and

(b)         any Subsidiary (other than Landsea Homes US), and any Project Owner may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Issuer or to another Subsidiary; provided, that if the transferor in such transaction is a Guarantor, then the transferee must either be the Issuer or a Guarantor.

7.07.      Prepayments; Amendments. The Issuer shall not, and shall not permit any Note Party or Subsidiary to, directly or indirectly, make any voluntary or optional payment with respect to any Subordinated Indebtedness or otherwise make any voluntary or optional redemption or acquisition for value any Subordinated Indebtedness except, so long as before and after giving effect to such payment, (a) no Default or Event of Default exists or would result therefrom and (b) the Issuer could incur $1.00 of additional Indebtedness under Section 7.08(t) (provided, that, notwithstanding anything to the contrary herein, for these purposes, the Issuer must be able to incur $1.00 of additional Indebtedness under both of the tests set forth in clauses (x) and (y) of Section 7.08(t)(ii)), (i) in accordance with the terms of any

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subordination agreement among the holders of such debt and the Agent and (ii) in an aggregate amount not to exceed the Restricted Payments Basket. The Issuer shall not, and shall not permit any other Note Party or other Subsidiary to, amend or modify, or permit the amendment or modification of any agreement or instrument evidencing any Subordinated Indebtedness or Material Indebtedness, unless permitted by the terms of any subordination agreement among the holders of such debt and the Agent (in the case of any Subordinated Indebtedness) or if such amendment or modification would otherwise be material and adverse to the interests of the Agent or the Holders in any respect (in respect of any Subordinated Indebtedness or Material Indebtedness, including, without limitation, any such amendment or modification would result in a breach of Section 7.05).

7.08.      Permitted Indebtedness. The Issuer shall not, and shall not permit any Note Party or Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)         the Obligations;

(b)         Indebtedness under the Existing Credit Documents and any refinancing, refunding, renewal or extension thereof; provided, that, in the case of any refinancing, refunding, renewal or extension of such Indebtedness, such refinanced, refunded, renewed or extended Indebtedness shall at all times satisfy the following requirements: (i) be unsecured (subject to the proviso of Section 7.04), (ii) in all respects, be pari passu with the Obligations of the Note Parties under the Note Documents, (iii) no Person shall be primarily or contingently liable to pay such Indebtedness, unless such Person is also a Note Party under the Note Documents and (iv) not provide the holders of such Indebtedness with any premiums, call protection or exit or similar fees in excess of customary amounts based on market conditions at the time of such refinancing, refunding, renewal or extension; provided, further, that, (x) no Default or Event of Default exists or would result from the incurrence of such Indebtedness; and (y) the aggregate amount of Indebtedness incurred under this Section 7.08(b) shall not exceed the greater of (1) $675,000,000 and (2) the Borrowing Base (as defined in the Existing Credit Agreement as in effect on the date hereof);

(c)         Indebtedness existing on the Closing Date which Indebtedness is described in Schedule 5.07 hereto and any refinancings, refundings, renewals or extensions thereof; provided, that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided, further, that if any unsecured Indebtedness is refinanced, refinanced or replaced by Indebtedness under this Section 7.08(c), such Indebtedness shall not be secured by a Lien on any property of the Issuer, any other Note Party or any Subsidiary; provided, further, that if Indebtedness permitted under this Section 7.08(c) is secured by a Lien on any property of the Issuer, any other Note Party or any Subsidiary, such Lien does not extend to or cover any property other than the property covered by such Lien on the Closing Date;

(d)         Non-Recourse Indebtedness; provided, that the aggregate amount of Indebtedness incurred under this Section 7.08(d) shall not exceed 10% of the Tangible Net Worth of the Issuer and its Subsidiaries as of the last day of the most recently ended fiscal quarter of the Issuer for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.17(a) or (b) (as applicable);

(e)         (x) Indebtedness in respect of Capitalized Lease Obligations and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000; and (y) Indebtedness of the Issuer, any Note Party or any other Subsidiary in respect of any model home lease back entered into in the normal course of business in which the Issuer, any Note Party or any other Subsidiary are a tenant; provided, further, that if Indebtedness incurred under this Section 7.08(e) is secured by a Lien on any property of the Issuer, any other Note Party or any Subsidiary, (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, provided that individual financings of property provided by one lender may be cross-collateralized to other financing of equipment provided by such lender and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

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(f)         guarantees incurred in the ordinary course of business or consistent with past practice or industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and partners;

(g)         Indebtedness of a Note Party owed to another Note Party;

(h)         trade debt incurred in the ordinary course of business and paid not more than ninety (90) days after the invoice date, or if a payment date is specified in the applicable invoice within ninety (90) days after such specified payment date;

(i)          Indebtedness representing deferred compensation to employees of any parent company of the Issuer or any Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement and in each case in the ordinary course of business;

(j)          Indebtedness consisting of Taxes payable, and obligations in respect of customer deposits, all to the extent incurred in the ordinary course of any Note Party’s or any Subsidiary’s business;

(k)         Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(l)          Indebtedness of the Issuer or any Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(m)        Indebtedness (contingent or otherwise) of the Issuer or any Subsidiary existing or arising under any Swap Contract; provided, that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(n)         Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(o)         Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(p)         [reserved];

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(q)         Indebtedness of any Note Party engaged primarily in the mortgage origination and lending business (a “Mortgage Subsidiary”) under warehouse lines of credit and repurchase agreements, and Indebtedness secured by mortgage loans and related assets of such Note Party, in each case incurred in the ordinary course of such business; provided, that the only legal recourse for collection of obligations owing on such Indebtedness is against such Note Party, any other Mortgage Subsidiary and such mortgage loans and related respective assets;

(r)          Acquired Indebtedness of the Issuer or any Note Party (and any refinancing, refunding, renewal or extension thereof); provided (i) no Default or Event of Default exists or would result from the incurrence of such Indebtedness and (ii) after giving effect to the incurrence (and/or refinancing, refunding, renewal or extension) of such Indebtedness, on a pro forma basis as of the end of the most recently ended fiscal quarter, the Issuer would have been able to incur at least $1.00 of additional Indebtedness under both of the tests set forth in clauses (x) and (y) of Section 7.08(t)(ii); provided, further, that, the Indebtedness resulting from any refinancing, refunding, renewal or extension thereof shall also comply with clauses (iii) through (vi) of Section 7.08(t) below;

(s)         additional Indebtedness (not permitted or contemplated by any other clauses in this Section) of the Issuer or any Note Party in an aggregate amount not to exceed $5.0 million; and

(t)          additional Indebtedness not permitted or contemplated by any of the prior clauses; provided, (i) no Default or Event of Default exists or would result from the incurrence of such Indebtedness, (ii) after giving effect to the incurrence of such Indebtedness, on a pro forma basis as of the end of the most recently ended fiscal quarter, either (x) the Minimum Interest Coverage Ratio is at least 2.00:1.00 or (y) the Maximum Leverage Ratio is not greater than 0.60:1.00, (iii) such Indebtedness shall not (x) mature or require any scheduled payments to be made prior than ninety-one (91) days after the Maturity Date or (y) be subject to any mandatory prepayment provisions (other than those related to customary asset sale, change of control or similar event offers) that would result in prepayment of such Indebtedness prior to the Maturity Date, (iv) such Indebtedness shall in all respects be pari passu with the Obligations of the Note Parties under the Note Documents, (v) such Indebtedness shall not provide the holders thereof with any premiums, call protection or exit or similar fees in excess of customary amounts based on market conditions at the time of such incurrence, and (vi) if such Indebtedness is (x) guaranteed by a Person that is not a Note Party, such Person shall concurrently provide a guarantee of the Obligations in accordance with Section 6.13 and/or (y) secured by a Lien on any property of the Issuer or its Subsidiaries, (A) the Issuer and such Subsidiaries shall concurrently grant a corresponding Lien on such property to the Agent for the benefit of the Credit Parties and (B) the Agent and the holders of such Indebtedness shall enter into an intercreditor agreement in form and substance satisfactory to the Agent (at the written direction of the Required Holders) and Required Holders with respect to such Indebtedness.

The foregoing clauses (a)-(t) are collectively referred to as “Permitted Indebtedness”. Notwithstanding the foregoing, neither Issuer nor any Subsidiary will be permitted to incur Indebtedness other than Permitted Indebtedness.

7.09.     Dispositions. The Issuer shall not, and shall not permit any other Note Party or any other Subsidiary to, directly or indirectly, make any Dispositions; provided, that the following shall be permitted:

(a)         Dispositions of cash and Cash Equivalent Investments or of obsolete or worn out property, whether now owned or hereafter acquired, in each case, in the ordinary course of business;

(b)         Dispositions of Real Estate Inventory in the ordinary course of business and consistent with past practice (but, for the avoidance of doubt, in each case, excluding the Disposition of any business unit or division or all or substantially all the assets of any Note Party);

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(c)         Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)         Dispositions by a Note Party to another Note Party and Dispositions of property by any Subsidiary to the Issuer or to a Wholly-Owned Subsidiary; provided, that if the transferor of such property is a Guarantor, the transferee thereof must either be the Issuer or a Guarantor;

(e)         Dispositions permitted by Section 7.06, and Permitted Investments and Restricted Payments permitted under Section 7.02 and Section 7.03;

(f)          so long as no Default or Event of Default exists or would result therefrom, additional Dispositions for which at least 75% of the consideration received in the Disposition by the Issuer or such Subsidiary is in the form of cash or Cash Equivalent Investments;

(g)         the creation or realization of any Permitted Lien permitted under Section 7.04; and

(h)         any Permitted SPAC Warrant Transaction and the settlement or early termination of any Permitted Bond Hedge Transaction;

provided, however, that the consideration received by the Issuer (or such Subsidiary, as the case may be) at the time of any Disposition pursuant to subsections (a) through (h) above shall be at least equal to the Fair Market Value of the assets subject to such Disposition.

Notwithstanding the foregoing or anything to the contrary herein, in no event shall any Note Party be permitted to dispose of any Intellectual Property, permit or construction contract, in each case, that is material to its business (whether individually or in the aggregate and whether owned as of the Closing Date or thereafter acquired), whether as a Disposition, Investment, Restricted Payment or otherwise, either directly or indirectly, to (and no such property shall be permitted to be owned by) any Subsidiary that is not a Note Party, for the avoidance of doubt, other than in connection or furtherance of non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property in the ordinary course of business.

7.10.       Plans. The Issuer shall not, and shall not permit any other Note Party or any other Subsidiary to, (a) become or be deemed to hold (i) Plan Assets or (ii) “plan assets” subject to Similar Law or (b) take any action that would cause any transaction contemplated under this Agreement, including the issuance of any Notes hereunder, to constitute or result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code or a violation of Similar Law.

7.11.       Fiscal Year; Line of Business; Accounting Practices. Without the Agent’s prior written consent (acting at the written direction of the Required Holders), the Issuer shall not, and shall not permit any Note Party or Subsidiary to, (a) change its fiscal year, (b) change its accounting practices in effect as of the Closing Date in any material respect except as required by GAAP, the Financial Accounting Standards Board, the SEC or other Governmental Authority, or (c) engage in any line of business other than an Approved Lines of Business.

7.12.       Modifications of Organizational Documents and Material Contracts, Etc.

(a)         The Issuer shall not, and shall not permit any Note Party or Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document, or change its organizational structure or jurisdiction of organization, if such amendment, supplement, restatement, modification or change would be material and adverse to the interests of the Agent or the Holders in any respect.

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(b)         The Issuer shall not, and shall not permit any Note Party or Subsidiary to, (i) enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect, (ii) default in the performance of any obligations of any Note Party or Subsidiary in any Material Contract in any material respect, or (iii) permit any Material Contract to be canceled or terminated (if it qualifies as a Material Contract as of the date of cancellation or termination) prior to its stated maturity unless a replacement for such Material Contract has been entered into by the relevant Note Party or Subsidiary. The Issuer shall not enter into, and shall not permit any other Note Party to enter into, any amendment or modification to the Existing Credit Documents if such amendment or modification would be adverse to the interest of the Agent or the Holders in any material respect.

7.13.       Transactions with Affiliates. The Issuer shall not, and shall not permit any Note Party or Subsidiary to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Issuer, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Issuer, such Note Party or such Subsidiary as would be obtainable by the Issuer, such Note Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that, with respect to any transaction involving aggregate value expended or received by the Issuer, any other Note Party or any other Subsidiary (a) in excess of $5,000,000, the Issuer shall deliver to the Agent an officer’s certificate certifying that such transaction complies with this Section 7.13, (b) in excess of $15,000,000, the Issuer shall deliver to the Agent a resolution or written consent adopted by a majority of disinterested directors of the Issuer approving such transaction, and (c) in excess of $25,000,000, the Issuer shall deliver to the Agent a written opinion as to the fairness of such transaction issued to the Issuer, such other Note Party or such other Subsidiary from a financial point of view or a written appraisal supporting the value of such transaction, in either case, issued by an Independent Financial Advisor has been delivered to the Agent.

7.14.       Payment for Consent. The Issuer shall not, and shall not permit any other Note Party or other Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

7.15.       Permitted Activities. The Issuer shall not conduct, transact or otherwise engage in any business or operations other than (a) the ownership of the Equity Interests of Landsea Homes US, (b) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (c) participating in tax, accounting and other administrative matters as owner of the Equity Interests of Landsea Homes US and its Subsidiaries and reporting related to such matters, (d) the performance of its obligations under and in connection with the Note Documents, any documentation governing Indebtedness that is permitted under this Agreement, any refinancing thereof and the other agreements contemplated hereby and thereby, (e) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the ability to incur costs, fees and expenses related thereto, (f) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting matters, (g) providing indemnification to officers and directors and as otherwise permitted hereunder, (h) activities incidental to the consummation of the transactions contemplated under this Agreement, (i) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of Landsea Homes US and guaranteeing the obligations of the Landsea Homes US, (j) any other transaction permitted pursuant to this Agreement, (k) the ownership of assets permitted by this Agreement, and (l) activities incidental to the businesses or activities described in this Section 7.15.

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7.16.       Sanctions; Anti-Corruption Use of Proceeds. The Issuer shall not, and shall not permit any other Note Party or any other Subsidiary to, use any proceeds of the Notes (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01.      Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)         Default in Payment.

(i)          The Issuer shall fail to pay when due under this Agreement or any other Note Document (whether upon demand, by reason of acceleration or otherwise) the principal of any of the Notes or any reimbursement obligation; or

(ii)          the Issuer shall fail to pay any of the other payment Obligations owing by the Issuer under this Agreement or any other Note Document, or any other Note Party shall fail to pay when due any payment obligation owing by such Note Party under any Note Document to which it is a party; provided, that, solely with respect to any payment Obligations described in this clause (ii) which are due prior to the Maturity Date, it shall not constitute an Event of Default if payment of any such payment Obligations is made within three (3) calendar days of when due.

(b)         Default in Performance.

(i)          Any Note Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 6.01(a) (solely with respect to the existence of the Issuer), Section 6.08, Section 6.13, Section 6.16, Section 6.17 (provided, that a breach of Section 6.17(a) or (b) resulting from the Issuer’s failure to timely deliver the financial statements described in such sections shall not constitute an Event of Default if such financial statements are delivered within five (5) Business Days of when due) or Article VII (provided, that, any breach of Section 7.01(b) shall be subject to Section 8.05); or

(ii)         Any Note Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Note Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Issuer or such other Note Party obtains knowledge of such failure or (y) the date upon which the Issuer has received written notice of such failure from the Agent or any Holder.

(c)          Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Note Party under this Agreement or under any other Note Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Note Party to the Agent or any Holder, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

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(d)         Indebtedness Cross-Default.

(i)          The Issuer, any other Note Party or any other Subsidiary shall fail to make any payment, after giving effect to any applicable grace period, when due and payable in respect of any Indebtedness (other than the Notes or Indebtedness under the Note Documents) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Value), in each case individually or in the aggregate with all other Indebtedness (other than the Notes or Indebtedness under the Note Documents) as to which such a failure exists, of $7,500,000 or more (the foregoing, individually and collectively, “Material Indebtedness”); or

(ii)         (x) there occurs an “Event of Default” under the Existing Credit Agreement (as in effect on the date hereof), (y) the obligations or maturity of any Material Indebtedness (including Indebtedness under the Existing Credit Agreement) shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness (including Indebtedness under the Existing Credit Agreement) or (z) any Material Indebtedness (including Indebtedness under the Existing Credit Agreement) shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or

(iii)         any other event shall have occurred and be continuing which, with or without the giving of notice but without any further lapse of time, would permit any holder or holders of any Material Indebtedness (other than the Notes and Indebtedness under the Existing Credit Agreement), any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness (other than the Notes and Indebtedness under the Existing Credit Agreement) or require any such Material Indebtedness (other than the Notes and Indebtedness under the Existing Credit Agreement) to be prepaid, repurchased, redeemed or defeased prior to its stated maturity; or

(iv)        there occurs an “Event of Default” (or similar term) under and as defined in any Derivatives Contract that is Material Indebtedness as to which the Issuer, any Note Party or any other Subsidiary is a “Defaulting Party” (or similar term).

(e)          Voluntary Bankruptcy Proceeding. The Issuer or any other Note Party or any Subsidiary shall: (i) commence a voluntary case under any Debtor Relief Law (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any Debtor Relief Law; (iii) consent to, or fail to contest in a timely and appropriate manner, any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a fraudulent conveyance as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)           Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Issuer or any other Note Party or any Subsidiary in any court of competent jurisdiction seeking: (i) relief under any Debtor Relief Law (as now or hereafter in effect); or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

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(g)         Revocation of Note Documents. Any Note Party shall (or shall attempt to) disavow, revoke or terminate any Note Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Note Document or any Note Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)         Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Issuer, any other Note Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Issuer, any other Note Party or any other Subsidiary, $2,500,000, or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)          [Reserved].

(j)          ERISA. Any ERISA Event shall have occurred that, either individually or together with any other ERISA Event, results in or could reasonably be expected to result in a Material Adverse Effect.

(k)         Stock Exchange Listing. The Issuer’s common Equity Interests shall cease to be traded on the New York Stock Exchange, NASDAQ, or other nationally recognized exchange reasonably acceptable to the Required Holders.

8.02.      Remedies Upon Event of Default. Upon the occurrence of an Event of Default the following provisions shall apply:

(a)          Acceleration; Termination of Facilities.

(i)          Automatic. Upon the occurrence of an Event of Default specified in Sections 8.01(e) or 8.01(f), (A) the principal of, and all accrued interest on, the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Holders and the Agent under this Agreement, the Notes or any of the other Note Documents shall become immediately and automatically due and payable (an “acceleration”), which amount shall include the Premium Amount in effect on the date of such acceleration, as if such acceleration were an optional or mandatory prepayment on the principal amount of Notes accelerated, whereupon they shall be due and payable, in each case, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Issuer on behalf of itself and the other Note Parties.

(ii)         Optional. If any other Event of Default shall exist, the Agent may, and at the direction of the Required Holders (subject to Article XII) shall: declare (A) the principal of, and accrued interest on, the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Holders and the Agent under this Agreement, the Notes or any of the other Note Documents (including, without limitation, any Premium Amount) to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Issuer on behalf of itself and the other Note Parties.

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(b)         Note Documents. The Required Holders may direct the Agent to, and the Agent if so directed (subject to Article XII) shall, exercise any and all of its rights under any and all of the other Note Documents.

(c)         Applicable Law. The Required Holders may direct the Agent to, and the Agent if so directed (subject to Article XII) shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)         Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Holders shall be entitled to the appointment of a receiver for the assets and properties of the Note Parties and their Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Note Parties and their Subsidiaries and to exercise such power as the court shall confer upon such receiver.

8.03.      Payments Set Aside. To the extent that any Note Party makes a payment or payments to a Credit Party, or a Credit Party exercises its right of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

8.04.      Allocation of Proceeds. If an Event of Default exists, all payments received by the Agent under any of the Note Documents, in respect of the Obligations shall be applied in the following order and priority:

(a)         to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Agent;

(b)         to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Holders under the Note Documents, including attorney fees, ratably among the Holders in proportion to the respective amounts described in this clause (b) payable to them;

(c)         to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, ratably among the Holders in proportion to the respective amounts described in this clause (c) payable to them; and

(d)         to payment of that portion of the Obligations constituting unpaid principal of the Notes (including any Premium Amount or other premium amount), ratably among the Holders and the in proportion to the respective amounts described in this clause (d) payable to them; and

(e)         the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Issuer or as otherwise required by Applicable Law.

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8.05.       Right to Cure.

(a)         Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02, in the event that the Issuer fails to comply with the requirements of the financial covenant set forth in Section 7.01(b), then from the last day of the applicable fiscal quarter until the expiration of the fifteenth (15th) calendar day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 6.17(a) with respect thereto (the last day of such period being the “Anticipated Cure Deadline”), the Issuer shall have the right to issue Equity Interests or obtain a contribution to its equity (which shall be in the form of common equity or otherwise in a form acceptable to the Required Holders but in any event shall not be Mandatorily Redeemable Stock) (the “Cure Right”), in each case, for cash, and upon the receipt by the Issuer of such cash (the “Cure Amount”), pursuant to the exercise by the Issuer of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenant set forth in Section 7.01(b) shall be recalculated giving effect to the following pro forma adjustments:

(i)       Consolidated EBITDA shall be increased, solely for the purpose of measuring (and determining compliance with) the financial covenant set forth in Section 7.01(b) for the applicable fiscal quarter and for each period that includes such applicable fiscal quarter and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs), by an amount from the Cure Amount that is equal to the minimum amount required to remedy the failure to comply with the financial covenant set forth in Section 7.01(b);

(ii)         if, after giving effect to the foregoing recalculations, the Issuer shall then be in compliance with the requirements of the financial covenant set forth in Section 7.01(b), the Issuer shall be deemed to have satisfied the requirements of such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the breach or default of the financial covenant set forth in Section 7.01(b) that had occurred (or would have occurred, if not prevented) shall be deemed cured (or prevented) for the purposes of this Agreement; and

(iii)        upon receipt by the Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Issuer intends to exercise the Cure Right, the Holders shall not, notwithstanding the existence of such continuing Event of Default, be permitted to accelerate Obligations owing to them or to exercise any other remedies on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 7.01(b), unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline.

(b)         Notwithstanding anything herein to the contrary, (i) the Cure Amount shall not be greater than the amount necessary to cure the financial covenant set forth in Section 7.01(b) as set forth above, (ii) the Cure Right may not be exercised more than three (3) times during the term of this Agreement, and (iii) there shall be at least two (2) fiscal quarters in each four consecutive fiscal quarter period in which the Cure Right has not been exercised.

8.06.      Performance by the Agent. If the Issuer or any other Note Party shall fail to perform any covenant, duty or agreement contained in any of the Note Documents, the Agent may, after notice to the Issuer and the expiration of any cure or grace periods set forth herein, perform or attempt to perform such covenant, duty or agreement on behalf of the Issuer or such other Note Party. In such event, the Issuer shall, at the written request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Holder shall have any liability or responsibility whatsoever for the performance of any obligation of the Issuer under this Agreement or any other Note Document.

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8.07.      Rights Cumulative. The rights and remedies of the Agent and the Holders under this Agreement and each of the other Note Documents, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Holders may be selective and no failure or delay by any such party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Article IX
RELEASE OF GUARANTORS

9.01.      Release of Guarantors. In connection with (a) a transaction permitted by Section 7.06(a) or Section 7.09 in which all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred to a Person that is not a Note Party or an Affiliate thereof; provided, that any such transaction is made on arm’s length and for a bona fide business purpose (which is not to avoid the requirement of granting or maintaining a guaranty), or (b) if the Holders otherwise approve a release of a Subsidiary Guarantor from the Subsidiary Guaranty in accordance with Section 13.01, the Issuer may request in writing that the Agent release, and upon receipt of such request the Agent shall release, such Subsidiary Guarantor from the Subsidiary Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the representations and warranties made by the Issuer and such Subsidiary Guarantor in the Note Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects)); (iii) no such Subsidiary Guarantor to be released shall at any time be a guarantor or otherwise obligated or liable under the Existing Credit Documents or any other Material Indebtedness; (iv) after giving pro forma effect to such release, to the extent the Note Parties or any of their Subsidiaries retain any ownership interest in any such Person released, the Note Parties shall be deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted hereunder at such time; and (v) the Agent shall have received such written request at least fifteen (15) Business Days (or such shorter period as may be acceptable to the Agent and the Required Holders) prior to the requested date of release with a certificate to the effect that such release is authorized and permitted pursuant to the terms hereof. Delivery by the Issuer to the Agent of any such request shall constitute a representation by the Issuer that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Holders hereby irrevocably authorize the Agent to release a Subsidiary Guarantor from the Subsidiary Guaranty in accordance with this Section 9.01 without any further direction from the Holders.

Article X
HOLDERS’ SPECIAL RIGHTS

Each Note Party hereby agrees to grant to each Holder the following special rights:

10.01.    Service Charges. No service charge shall be made for any registration of transfer or exchange of the Notes, but the Issuer may require payment of a sum sufficient to cover any Tax that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges not involving any transfer.

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10.02.     Lost, etc. Notes. Notwithstanding any provision in any Note Document to the contrary, if any Note is mutilated, destroyed, lost or stolen, then the affidavit of the Holder’s treasurer or assistant treasurer (or other authorized officer), briefly setting forth the circumstances with respect to such mutilation, destruction, loss or theft, will be accepted as satisfactory evidence thereof and, except as set forth in this Section 10.02, no indemnity, security or payment of charges or expenses will be required as a condition to the execution and delivery by the Issuer with respect to such Note of new Notes for a like amount in substitution therefor. An indemnity bond must be supplied by the applicable Holder that is sufficient in the judgment of the Issuer to protect the Issuer and the Agent to protect the Agent from any loss that it may suffer if a Note is replaced. The Issuer may charge the Holder for its expenses in replacing a Note. If requested by any Holder, the Issuer shall issue replacement Notes following any merger of the Issuer not prohibited by this Agreement.

Article XI
REDEMPTION AND REPURCHASE OF THE NOTES

11.01.    Optional Redemption. On and after the second anniversary of the Closing Date, the Issuer may redeem all or part of the Notes, at any time and from time to time, upon not less than ten (10) Business Days’ nor more than sixty (60) days’ prior written notice, at a redemption price equal to the applicable Outstanding Amount of Notes to be redeemed, plus the applicable Premium Amount, plus accrued and unpaid interest to the applicable Redemption Date.

11.02.    Selection of Notes to be Redeemed or Repurchased. If less than all of the Notes are to be redeemed at any time, the Issuer will select Notes for redemption on a pro rata basis.

11.03.     Notice of Redemption. In the case of any optional redemption of Notes pursuant to Section 11.01, at least ten (10) Business Days but not more than sixty (60) days before the applicable Redemption Date, the Issuer will deliver a notice of redemption to the Agent and each Holder whose Notes are to be redeemed, except that redemption notices may be delivered or mailed more than sixty (60) days prior to a redemption date if such notice relates to a redemption that is conditioned upon satisfaction (or waiver by the Issuer in its discretion) of one or more conditions precedent and any or all such conditions shall not have been satisfied (or waived by the Issuer in its discretion).

The notice will identify the Notes to be redeemed and will state:

(a)         the redemption date (the “Redemption Date”);

(b)         the redemption price (which shall be the principal of the Notes being redeemed plus the Premium Amount plus all accrued and unpaid interest in respect of the Notes being redeemed on such Redemption Date);

(c)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(d)         that Notes redeemed in full must be surrendered to the Issuer to collect the redemption price;

(e)         that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date; and

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(f)          the Section of this Agreement pursuant to which the Notes called for redemption are being redeemed.

11.04.    Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 11.03 hereof, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. The notice, if delivered or caused to be delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 11.05 hereof, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of the Notes called for redemption.

11.05.     Deposit of Redemption or Purchase Price. Payments on Notes that are to be redeemed or purchased in an offer to purchase will be made in accordance with Section 2.09 of this Agreement. If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of the Notes called for redemption or purchase. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest will be paid on the unpaid principal, from the redemption or purchase date until such principal is paid at the rate provided in the Notes and in Section 2.05(c).

11.06.    Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. With respect to any partial redemption of Notes held as a Global Note, partial redemptions will be processed through the Depository Trust Issuer Corporation, in accordance with its rules and procedures, as a “Pro Rata Pass-Through Distribution of Principal.”

Article XII
AGENT

12.01.    Appointment and Authority.

(a)         Each of the other Credit Parties hereto hereby irrevocably appoints U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION to act on its behalf as the Agent hereunder and under the other Note Documents to which it is a party and authorizes the Agent to take such actions on its behalf and to exercise such powers as are expressly delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, subject in each case to the benefits, indemnities, limitations, privileges and rights granted to the Agent hereunder and thereunder. The provisions of this Article are solely for the benefit of the Agent and the Holders, and no Note Party or any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. In all circumstance, the Agent shall be entitled to all of the rights, privileges and immunities set forth in this Agreement under any Note Documents, whether or not expressly set forth therein.

(b)         [Reserved].

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(c)         Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement or any other Note Document, to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, determination, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by an Agent, (i) such provision shall refer to the Agent exercising each of the foregoing at the written direction of the Required Holders and (ii) it is understood that in all cases any Agent shall be fully justified in failing or refusing to take any such action if it shall not have received satisfactory written direction, advice or concurrence, together with any indemnity, security or pre-funding reasonably requested in the sole discretion of the Agent from the Required Holders (or such other number or percentage of the Holders as shall be expressly provided for herein or in any other Note Document) in respect of such action; provided, that the foregoing sentence shall not apply to the following: (i) whether any item has been delivered to or received by either Agent, (ii) the appointment of any sub-agent or attorney-in-fact by either Agent pursuant to this Article XII or the resignation of Agent otherwise in accordance with this Article XII, (iii) any matter pertaining to compliance by the Agent with its internal policies, any applicable Law, including without limitation, Sanctions and the Patriot Act or any matter relating to the Agent’s reimbursement of fees or expenses and indemnification pursuant to Section 12.04, or (iv) any matter requiring action or determination by the Agent or with respect to the duties of the Agent in connection with the Note Documents.

12.02.    Rights as a Holder. Any Person serving as the Agent hereunder shall have the same rights and powers in their capacity as a Holder as any other Holder and may exercise the same as though they were not the Agent and the term “Holder” or “Holders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Note Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Holders.

12.03.    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Note Documents. Without limiting the generality of the foregoing, the Agent:

(a)         shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Note Documents that the Agent is required to exercise as directed in writing by the Required Holders (or such other number or percentage of the Holders as shall be expressly provided for herein or in the other Note Documents) together with indemnity or security satisfactory to the Agent; provided, that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to financial cost, liability or that is contrary to any Note Document or applicable law;

(c)         shall not, except as expressly set forth herein and in the other Note Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Note Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent, or any of its Affiliates in any capacity; and

(d)         nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

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The Agent shall not be liable for any action taken or not taken (i) with the consent or at the request of the Required Holders (or such other number or percentage of the Holders as shall be expressly provided for herein or in the other Note Documents); provided, that, no action taken or not taken by the Agent at the direction of the Required Holders (or such other number or percentage of the Holders as shall be expressly provided for herein or in the other Note Documents) shall constitute gross negligence or willful misconduct or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing (conspicuously labeled as a “notice of default”) by the Note Parties or a Holder. Upon the occurrence of an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Holders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent shall not be under any obligation to the Holders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of any Note Party or Affiliate of any Note Party. The Agent shall not be under any obligation to the Holders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of any Note Party or Affiliate of any Note Party.

The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Note Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics, riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

The Agent shall have no responsibility for the acts or omissions of DTC. The Agent shall have no obligation to perform any duty not expressly set forth in this Agreement or the Global Note Exchange Date Amendment with respect to the administration of Global Notes, including any duty delegated to it by the Issuer.

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12.04.    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to purchase of a Note that by its terms must be fulfilled to the satisfaction of a Holder, the Agent may presume that such condition is satisfactory to such Holder unless the Agent shall have received written notice to the contrary from such Holder prior to the purchase of such Note. The Agent may consult with legal counsel (who may be counsel for any Note Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Holder that has signed this Agreement shall (after the formal release of its signature) be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser unless the Agent shall have received notice from such Purchaser prior to the proposed Closing Date specifying its objections.

12.05.    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.06.    Successor Agent. The Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Holders and the Issuer. Upon receipt of any such notice of resignation, the Required Holders shall have the right, in consultation with the Issuer, to appoint a successor, which shall be a financial institution or other third-party debt service provider with an office in the United States. The Required Holders shall have the right to remove the Agent at any time with or without cause by providing ten (10) days’ prior written notice of such removal to the Agent and the Issuer. If no such successor shall have been so appointed by the Required Holders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to), on behalf of the Holders, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than any rights to indemnity payments owed to the retiring (or removed) Agent), and the retiring (or removed) Agent shall be discharged from all of its duties and obligations under the Note Documents (if not already discharged therefrom as provided above in this Section 12.06). The fees payable by the Issuer pursuant to the Agency Fee Letter in respect of a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Required Holders and such successor. After the retiring (or removed) Agent’s resignation (or removal) under the Note Documents, the provisions of this Article XII and Section 13.04 shall continue in effect for the benefit of such retiring (or removed) Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring (or removed) Agent was acting as Agent hereunder. Following the effectiveness of the Agent’s resignation (or removal) from its capacity as such, (1) the retiring (or removed) Agent shall be discharged from its duties and obligations under the Note Documents and (2) except for any indemnity payments owed to the retiring (or removed) Agent, all payments, communications and determinations to be made by, to or through the Agent shall instead be made by or to each Holder directly, until such time as the Required Holders appoint a successor Agent as provided for above in this Section 12.06.

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12.07.    Non-Reliance on Agent and Other Holders. Each Holder acknowledges that it has, independently and without reliance upon the Agent or any other Holder or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Holder also acknowledges that it will, independently and without reliance upon the Agent or any other Holder or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 12.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Note Party that may come into the possession of the Agent.

12.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under the Note Documents, except in its capacity as the Agent.

12.09.     Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Note Party, the Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Note Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Holders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Holders, the Agent and such Credit Parties under Section 12.04) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Holders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 12.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holder or to authorize the Agent to vote in respect of the claim of any Holder in any such proceeding.

12.10.    Guaranty Matters. To the extent in accordance with Section 9.01, the Credit Parties irrevocably authorize the Agent to release any Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Holders will confirm in writing such Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 12.10. In each case as specified in this Section 12.10, the Agent will, at the Note Parties’ expense, execute and deliver to the applicable Note Party such documents as such Note Party may reasonably request to release such Guarantor from its obligations under the Subsidiary Guaranty in accordance with the terms of the Note Documents and this Section 12.10.

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12.11.    Notice of Transfer. The Agent may deem and treat a Holder party to this Agreement as the owner of such Holder’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 13.05.

12.12.    [Reserved].

12.13.     Indemnification. The Holders hereby agree to reimburse, indemnify and hold harmless the Agent and any of its Related Parties, as the case may be (to the extent not indefeasibly and timely reimbursed by the Note Parties and without limiting the obligations of Note Parties hereunder), ratably according to their respective ownership in the Notes (or, if such indemnity payment is sought after the date on which the Notes are paid in full, in accordance with such Holder’s ratable share according to their respective ownership of the Notes immediately prior to the date on which all Notes are paid in full), from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable fees and expenses of counsel for the Agent) that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Note Document or any action taken or omitted to be taken by the Agent in connection therewith; provided, that, no Holder shall be liable for any portion of such liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Holder shall promptly following written demand therefore, pay or reimburse the Agent, ratably according to their respective ownership of the Notes (or, if such payment is sought after the date on which the Notes are paid in full, in accordance with such Holder’s ratable share according to their respective ownership of the Notes immediately prior to the date on which all Notes are paid in full) of any costs or out-of-pocket expenses (including reasonable fees and expenses of counsel for the Agent) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Note Document, solely to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Issuer, provided that such reimbursement by the Holders shall not affect the Issuer’s continuing reimbursement obligations with respect thereto, if any.

12.14.    Relation among Holders. The Holders are not partners or co-venturers, and no Holder shall be liable for the acts or omissions of, or authorized to act for, any other Holder.

12.15.    Erroneous Payments.

(a)         Each Holder hereby agrees that if the Agent notifies such Holder, any such Holder or other recipient (a “Payment Recipient”) in writing that the Agent has determined in its reasonable discretion that Agent or its Affiliates mistakenly transmitted funds to such Payment Recipient (as a result of a clerical, mechanical, or technological error, whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Payment Recipient shall make commercially reasonable efforts to promptly return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made, in same day funds (in the currency so received). A notice of the Agent to any Holder under this Section 12.15(a) shall set forth the facts and circumstances resulting in such Erroneous Payment; provided, that the Agent shall not make any demand under this Section 12.15(a) unless the notice described herein is delivered within five (5) Business Days after the making of the applicable Erroneous Payment.

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(b)         Each Payment Recipient hereby authorizes the Agent to set off, net and apply any amounts at any time owing to such Payment Recipient under any Note Document against any amount due to the Agent under immediately preceding clause (a).

(c)         The Issuer and each other Note Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient (and without limiting the Agent’s rights and remedies under this Section 12.15), the Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy the Obligations (or any portion thereof) owed by the Issuer or any other Note Party. If the amount of any Erroneous Payment is subsequently recovered by the Agent or its Affiliate, the Agent or its Affiliate shall return to the applicable Payment Recipient either (1) the Notes acquired pursuant to this clause (c), or (2) if applicable, the proceeds of such Notes.

(d)         In addition to any rights and remedies of the Agent provided by law, Agent shall have the right, without prior notice to any Holder, any such notice being expressly waived by such Holder to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 12.15 and which has not been returned to the Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Holder. Agent agrees promptly to notify the Holder after any such setoff and application made by Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e)         Each party’s obligations under this Section 12.15 shall survive the resignation or replacement of the Agent or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Note Document.

Article XIII
MISCELLANEOUS

13.01.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by any Note Party therefrom, shall be effective unless in writing signed by the Agent, with the consent of the Required Holders and the Issuer or the applicable Note Party, as the case may be, and acknowledged by the Agent, and each such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a)         as to any Holder, postpone any date (or extend any related cure period) fixed by this Agreement or any other Note Document for any payment (including the Maturity Date) of principal, interest, Premium Amount, fees or other amounts due hereunder or under any of the other Note Documents without the written consent of such Holder entitled to such payment, it being understood that the waiver of (or amendment to the terms of) any mandatory offer to purchase the Notes shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(b)         as to any Holder, reduce the principal of, or the rate of interest specified herein on, any Note, or any fees or other amounts payable hereunder or the currency or form of any amounts payable hereunder or under any other Note Document, without the written consent of each Holder entitled to such amount; provided, that, only the consent of the Required Holders shall be necessary (i) to amend the definition of “Default Rate” or (ii) to waive any obligation of the Issuer to pay interest at the Default Rate;

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(c)         make or propose to make any reduction in the amounts payable pursuant to the definitions of “Premium Amount” under Section 2.06, or the purchase price premium in connection with a Change of Control, or the timing of such payments, without the written consent of each Holder directly and adversely affected thereby;

(d)        amend or otherwise modify or waive Sections 2.08 or 8.04 or any other provision that modifies or alters the pro rata payment sharing or “waterfall” provisions herein without the written consent of each Holder directly and adversely affected;

(e)         amend or otherwise modify or waive (i) Section 9.01 or otherwise release any Guaranty of any Guarantor, (ii) Section 7.01 or any related definitions used therein or (iii) Section 7.04 without the written consent of Holders holding at least 75% of the Outstanding Amount of the Notes; provided that if BlackRock Holders (or their Affiliates or Approved Funds) and Angelo, Gordon & Co., L.P. (or its Affiliates or Approved Funds) no longer hold Notes representing at least 50% of the Outstanding Amount of the Notes in the aggregate, the reference to 75% of the Outstanding Amount of the Notes in the foregoing proviso shall be to “Required Holders”;

(f)         change any provision of this Section 13.01 or the definition of “Required Holders” or any other provision hereof specifying the number or percentage of Holders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Holder;

(g)         except as expressly permitted hereunder or under any other Note Document, release the Issuer of its obligations herein or all or substantially all of the value of the Subsidiary Guarantors from their Subsidiary Guaranty without the written consent of each Holder;

(h)         subordinate, or have the effect of subordinating, either in right of payment or Lien priority, the Obligations hereunder to any other Indebtedness without the written consent of each Holder; or

(i)          amend or otherwise modify or waive any provision in a manner that that materially and adversely affects any Holder in a disproportionately adverse manner as compared to other Holders without the written consent of such Holder.

Following the Global Note Exchange Date, holders of Notes shall deliver any consent, waiver or amendment in accordance with Applicable Depositary Procedures.

13.02.    Notices; Effectiveness; Electronic Communications.

(a)         Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, electronic communication (including via pdf or other similar electronic communication) or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Note Parties, the Agent or any Purchaser, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 13.02; and

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(ii)         if to any other Holder, to the address, telecopier number, electronic mail address or telephone number set forth on its signature page to the applicable Assignment and Assumption.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)         Electronic Communications. Notices and other communications to the Holders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). The Issuer may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Further, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)         Change of Address, Etc. Each Note Party and Holder may change its address, telecopier number, telephone number, or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. In addition, each Holder agrees to notify the Issuer from time to time to ensure that the Issuer has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Holder.

(d)         Reliance by Holders. The Holders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Note Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Note Parties shall indemnify each Holder and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Note Parties.

13.03.   No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Note Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Note Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

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13.04.    Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses. The Issuer shall pay all Credit Party Expenses.

(b)         Indemnification by the Note Parties. The Note Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party and each Related Party of the foregoing (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel to the Indemnitees) (which counsel may be employees of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third-party or by the Issuer or any other Note Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Note Documents, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Note Party or any of its Subsidiaries, or any environmental liability related in any way to any Note Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by Issuer or any other Note Party or any of the Note Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee.

(c)         Stamp, Intangible and Recording Taxes. The Issuer will pay any and all stamp, documentary or similar taxes, fees or charges and shall indemnify the Agent and each Holder to the extent permitted by applicable Law against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution and delivery (but not the transfer), or enforcement of any of the Notes in the United States, or the amendment of, or waiver of or consent under this Agreement, the Notes or any of the other Note Documents.

(d)         Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Note Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Note Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)         Payments. All amounts due under this Section 13.04 shall be payable to a Credit Party on demand by such Credit Party.

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(f)         Survival. The agreements in this Section 13.04 shall survive the resignation or removal of any Agent, the assignment of any Note by any Holder and the redemption, repurchase, satisfaction or discharge of all the other Obligations.

13.05.    Successors and Assigns.

(a)         Successors and Assigns Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Note Party shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Agent and each Holder, and any attempted assignment without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of the Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Holders. Each Purchaser and any subsequent Holder may at any time, without the consent by any other party, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Notes at the time outstanding); provided, that, any such assignment is made in accordance with Sections 2.03 and 2.04 hereto and this Section 13.05.

(c)         Assignment and Assumption. The Holders party to each assignment shall execute and deliver to the Issuer and the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (if the assignment is to a Person that is not an Eligible Assignee pursuant to clauses (a), (b) or (c) of the definition thereof). The assignee, if it shall not be a Holder, shall deliver to the Agent, a properly completed and duly executed copy of IRS Form W-9 (or other applicable tax form), payment instructions and all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the Patriot Act.

Subject to acceptance and recording thereof by the Agent pursuant to Section 2.03(a), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Holder under this Agreement, and the assigning Holder thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Holder’s rights and obligations under this Agreement, such Holder shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 13.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Holder of rights or obligations under this Agreement that does not comply with this subsection shall be null and void.

(d)         Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Following the Global Note Exchange Date, holders of beneficial interests in Global Notes shall transfer such interest in accordance with Applicable Depositary Procedures and the Global Note Exchange Date Amendment.

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(e)         Right of First Offer. Notwithstanding the foregoing or anything to the contrary herein, if any Specified Holder intends to assign or transfer any Notes to a Person that is not an Affiliate or Approved Fund thereof, such Specified Holder shall notify the BlackRock Holders in writing and shall offer to the BlackRock Holders (before offering to any other Person) the right to assume and acquire such Notes (and all rights and obligations related thereto) (the “Specified Assigned Interests”), at the price and on the terms proposed by such Specified Holder in such notice (the “Specified Terms”), and the BlackRock Holders shall have (i) seven (7) Business Days after the date of receipt of such notice from such Specified Holder (the “Specified Notice Date”), to confirm in writing any BlackRock Holder’s intent to assume and acquire the Specified Assigned Interests at and on the Specified Terms and (ii) ten (10) Business Days after the Specified Notice Date to complete the assumption and acquisition of the Specified Assigned Interests at and on the Specified Terms (subject to any modifications mutually agreed by the parties thereto); provided, that (A) prior to the earlier to occur of (x) the expiration of the time allocated in clause (i) above without the Specified Holder’s receipt of the required confirmation from a BlackRock Holder and (y) the expiration of the time allocated in clause (ii) above without the completion of the acquisition of the Specified Assigned Interests by a BlackRock Holder (the “Specified Deadline”), the Specified Holder shall provide the BlackRock Holders with the bona fide exclusive right and opportunity to acquire the Specified Assigned Interests and (B) after the Specified Deadline, the Specified Holder shall be permitted to offer and assign the Specified Assigned Interests to any third party that is an Eligible Assignee; provided, that, if the price and/or terms offered therefor are lower or otherwise more favorable to such third party than the Specified Terms, such Specified Holder shall be required to reoffer the Specified Assigned Interest to the BlackRock Holders at and on such updated price and terms in accordance with this Section. The Agent shall have no obligation to monitor any Specified Holder’s compliance with the foregoing.

13.06.     Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective investment managers, partners, directors, officers, employees, agents, funding sources, current and prospective investors, managed funds and accounts, current and prospective partners, attorneys, advisors and representatives and other Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to any nationally recognized rating agency that requires access to information about a Holder’s investment portfolio in connection with ratings issued with respect to such Holder, (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (e) to any other party hereto, (f) in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 13.06 and to (A) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Note Party and its obligations, (h) with the consent of the Issuer or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 13.06 or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Note Parties and other than as a result of a breach of Section 13.06.

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For purposes of this Section 13.06, “Information” means all information received from the Note Parties or any Subsidiary thereof relating to the Note Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Note Parties or any Subsidiary thereof, provided, that, in the case of information received from any Note Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 13.06 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Note Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

13.07.     Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Holder shall have been served with a trustee process or similar attachment relating to property of a Note Party, each Holder and its Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Holder or any such Affiliate to or for the credit or the account of the Issuer or any other Note Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Note Document to such Holder, irrespective of whether or not such Holder shall have made any demand under this Agreement or any other Note Document and although such obligations of the Issuer or such Note Party may be contingent or unmatured or are owed to a branch or office of such Holder different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Holder and its Affiliates under this Section 13.07 are in addition to other rights and remedies (including other rights of setoff) that such Holder or its Affiliates may have. Each Holder agrees to notify the Issuer promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

13.08.     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Issuer. In determining whether the interest contracted for, charged, or received by the Agent or a Holder exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.09.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Note Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by each party and when each party shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

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13.10.    Survival. All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any purchase of Notes, and shall continue in full force and effect as long as any Note or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.02 and 13.04 and Article XII shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 13.04.

13.11.    Severability. If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.12.    Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)         SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST ANY NOTE PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH 13.12(b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(d)         SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.0. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)         ACTIONS COMMENCED BY NOTE PARTIES. EACH NOTE PARTY AGREES THAT ANY ACTION COMMENCED BY ANY NOTE PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE REQUIRED HOLDERS MAY ELECT IN THEIR SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

13.13.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.14.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Note Parties each acknowledge and agree that: (i) the Notes provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Note Document) are an arm’s-length commercial transaction between the Note Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Note Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Note Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Holders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Note Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Note Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Note Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Note Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Note Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Note Document) and each of the Note Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Note Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

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13.15.    USA Patriot Act Notice. Each Credit Party that is subject to the requirements of the Patriot Act hereby notifies the Note Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of each Note Party and other information that will allow such Credit Party to identify each Note Party in accordance with the Patriot Act. In addition, each Credit Party shall have the right to periodically conduct due diligence (including, without limitation, in respect of information and documentation as may reasonably be requested by any Credit Party from time to time for purposes of compliance by such Credit Party with applicable Laws (including, without limitation, the Patriot Act and other “know your customer” and Anti-Corruption Laws and anti-terrorism laws), and any policy or procedure implemented by such Credit Party to comply therewith) on all Note Parties, their senior management and key principals and legal and beneficial owners. Each Note Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable and documented costs and charges for any such due diligence by the Agent shall constitute Credit Party Expenses hereunder and be for the account of the Issuer.

13.16.    Foreign Asset Control Regulations. Neither of the purchase of the Notes nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which, for the avoidance of doubt, shall include, but shall not be limited to, (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act). Furthermore, none of the Note Parties or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

13.17.     Time of the Essence. Time is of the essence of the Note Documents.

13.18.    Press Releases.

(a)         Each Note Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or any Holder or any Affiliate of the foregoing (or, in the case of any Holder, any of its Approved Funds) without at least two (2) Business Days’ prior notice to such Agent or Holder and without the prior written consent of such Agent or Holder, except the Note Parties and their Affiliates may make such disclosures related to this Agreement and the other Note Documents (i) as they may reasonably determine to be required under applicable Law, regulation, legal process or the rules of a national securities exchange, or (ii) with the prior written consent of the applicable Person.

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(b)         Each Note Party consents to the publication by the Agent or any Holder of press releases, news releases, advertising material and “tombstone” advertisements and other announcements relating to the financing transactions contemplated by this Agreement using any Note Party’s name, product photographs, logo or trademark. The Agent or such Holder shall provide a draft at least two (2) Business Days’ in advance of any advertising material to the Issuer for review and comment prior to the publication thereof. The Agent and Holders reserve the right to provide industry trade or organizations information necessary and customary for inclusion in league table measurements.

13.19.    Additional Waivers.

(a)         The Obligations are the joint and several obligation of each Note Party. To the fullest extent permitted by Applicable Law, the obligations of each Note Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Note Party under the provisions of this Agreement, any other Note Document or otherwise or (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Note Document.

(b)         The obligations of each Note Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Note Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Note Party or that would otherwise operate as a discharge of any Note Party as a matter of law or equity (other than the indefeasible payment in full of all the Obligations).

(c)          To the fullest extent permitted by applicable Law, each Note Party waives any defense based on or arising out of any defense of any other Note Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Note Party, other than the indefeasible payment in full of all the Obligations. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Note Party, or exercise any other right or remedy available to them against any other Note Party, without affecting or impairing in any way the liability of any Note Party hereunder, except to the extent that all the Obligations have been indefeasibly paid in full. Each Note Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Note Party against any other Note Party, as the case may be, or any security.

(d)         Upon payment by any Note Party of any Obligations, all rights of such Note Party against any other Note Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Note Party now or hereafter held by any other Note Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Note Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Note Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Note Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Note Documents.

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13.20.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13.21.    Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

13.22.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ISSUER:

LANDSEA HOMES CORPORATION

By:	/s/ John Ho
Name:	John Ho
Title:	Chief Executive Officer

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AGENT:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ James A. Hanley
Name:	James A. Hanley
Title:	Senior Vice President

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HOLDERS:

BlackRock Capital Allocation Term Trust

By:	BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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BlackRock ESG Capital Allocation Term Trust

By:	BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V

By:	BlackRock Advisors, LLC, its Investment Advisor

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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BlackRock Strategic Global Bond Fund, Inc.

By:	BlackRock Advisors, LLC, the Fund’s Investment Manager

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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Brighthouse Funds Trust II BlackRock Bond Income Portfolio

By:	BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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Master Total Return Portfolio of Master Bond LLC

By:	BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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BlackRock Global Long/Short Credit Fund of BlackRock Funds IV

By:	BlackRock Advisors, LLC, as Investment Manager

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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BlackRock Global Allocation Fund, Inc.

By:	BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.

By:	BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.

By:	BlackRock Advisors, LLC, as Investment Advisor

By:	/s/ Henry Brennan
Name:	Henry Brennan
Title:	Managing Director

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AG Credit Solutions Master Fund II A, L.P.

By:	Angelo, Gordon & Co., L.P., its Manager

By:	/s/ Christopher Moore
Name:	Christopher Moore
Title:	Authorized Person

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AG POTOMAC FUND, L.P.

By:	Angelo, Gordon & Co., L.P., its Manager

By:	/s/ Christopher Moore
Name:	Christopher Moore
Title:	Authorized Person

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AG Capital Solutions SMA One, L.P.

By:	Angelo, Gordon & Co., L.P., as Fund Advisor

By:	/s/ Christopher Moore
Name:	Christopher Moore
Title:	Authorized Person

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AG Cataloochee, L.P.

By:	Angelo, Gordon & Co., L.P., as Investment Manager

By:	/s/ Christopher Moore
Name:	Christopher Moore
Title:	Authorized Person

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AG MM, L.P.

By:	Angelo, Gordon & Co., L.P., Manager

By:	/s/ Christopher Moore
Name:	Christopher Moore
Title:	Authorized Person

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AG Centre Street Partnership, L.P.

By:	Angelo, Gordon & Co., L.P., as Fund Advisor

By:	/s/ Christopher Moore
Name:	Christopher Moore
Title:	Authorized Person

[Signature Page to Note Purchase Agreement]

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Schedule 1.01

Purchasers

Name of Purchaser	Aggregate principal amount of Notes to be purchased
BlackRock Capital Allocation Term Trust	$9,310,000
BlackRock ESG Capital Allocation Term Trust	$9,092,000
BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V	$78,968,000
BlackRock Strategic Global Bond Fund, Inc.	$1,692,000
Brighthouse Funds Trust II – BlackRock Bond Income Portfolio	$3,104,000
Master Total Return Portfolio of Master Bond LLC	$20,532,000
BlackRock Global Long/Short Credit Fund of BlackRock Funds IV	$1,819,000
BlackRock Global Allocation Fund, Inc.	$40,108,000
BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.	$325,000
BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.	$10,050,000

BlackRock

   Notice Address

50 Hudson Yards

New York, NY 10001

Attention: Keith Byrne & Laurent Lantonnois

Telephone: +1 646 231 0423 Email: LegalTransactions@blackrock.com; GATSAMENDMENTS@BlackRock.com; PrivateAssetsMO@BlackROck.com; and GroupAPSGRecsPositionsUS@blackrock.com with a copy to (which shall not constitute notice):

Clifford Chance US LLP

31 W 52nd Street

New York, NY 10019

Attention: Andrew Young

Email: Andrew.Young@CliffordChance.com

AG Credit Solutions Master Fund II A, L.P.	$56,741,000
AG Potomac Fund, L.P.	$2,720,000
AG Capital Solutions SMA One, L.P.	$5,433,000
AG Cataloochee, L.P.	$5,356,000
AG MM, L.P.	$934,000
AG Centre Street Partnership, L.P.	$3,816,000

Angelo Gordon

Notice Address
 245 Park Avenue, 26th Floor
New York, NY 10167
Attention: Austin Kaplan and Mark Bernstein
Telephone: (212) 692-2000
Email: akaplan@angelogordon.com; and mbernstein@angelogordon.com

Schedule 1.01(a)

Note Parties

Issuer:

Landsea HOMES CORPORATION	Delaware

Subsidiary Guarantors:

54 WINDSOR, LLC	Arizona
A & J COMPANIES, LLC	Arizona
ACOMA COURT, LLC	Arizona
ALICE PARK, LLC	Arizona
AV1, LLC	Arizona
BETHANY RANCH, LLC	Arizona
CDR11, LLC	Arizona
GARRETT WALKER HOMES, LLC	Arizona
GRAND MANOR, LLC	Arizona
GW SALES, LLC	Arizona
GWH CANTADA, LLC	Arizona
GWH GRAND VILLAGE, LLC	Arizona
GWH HOLDINGS, LLC	Arizona
GWH MOUNTAIN VIEWS, LLC	Arizona
GWH NCC 13 & 14, LLC	Arizona
GWH NCC 9 & 11, LLC	Arizona
GWH NCC, LLC	Arizona
GWH NCC-71, LLC	Arizona
GWH NORTHERN FARMS, LLC	Arizona
GWH PARK FOREST, LLC	Arizona
GWH SUNDANCE, LLC	Arizona
GWH SUNRISE, LLC	Arizona
GWH SUNSET FARMS, LLC	Arizona
GWH TRENTON PARK, LLC	Arizona
GWH WEST POINTE ESTATES, LLC	Arizona
GWH WEST POINTE VILLAGE, LLC	Arizona
HEARN MANOR, LLC	Arizona
HNM, LLC	Arizona
JJAZ CONSTRUCTION, LLC	Arizona
LANDSEA DEVELOPMENT ARIZONA LLC	Arizona
OLIVE PARK, LLC	Arizona
PARADISE 21, LLC	Arizona
PINNACLE WEST HOMES ALAMAR LLC	Arizona
PINNACLE WEST HOMES AND DEVELOPMENT, LLC	Arizona
PINNACLE WEST HOMES CENTERRA LLC	Arizona
PINNACLE WEST HOMES DESTINY LLC	Arizona
PINNACLE WEST HOMES E44, LLC	Arizona
PINNACLE WEST HOMES E48 LLC	Arizona
PINNACLE WEST HOMES E-69 LLC	Arizona
PINNACLE WEST HOMES E70 LLC	Arizona
PINNACLE WEST HOMES E92 LLC	Arizona
PINNACLE WEST HOMES ENCANTA LLC	Arizona
PINNACLE WEST HOMES HIGHLANDS LLC	Arizona
PINNACLE WEST HOMES M71 LLC	Arizona
PINNACLE WEST HOMES M72 LLC	Arizona
PINNACLE WEST HOMES V117, LLC	Arizona

SFGW, LLC	Arizona
SGCR, LLC	Arizona
SMGWH, LLC	Arizona
SUMMERS PLACE AT BASELINE, LLC	Arizona
THE GROVE AT BASELINE, LLC	Arizona
THE RIDGE, LLC	Arizona
TOWNLEY PARK, LLC	Arizona
LANDSEA CONSTRUCTION LLC	California
LANDSEA REAL ESTATE CALIFORNIA, INC.	California
LANDSEA REAL ESTATE INC.	California
LS-LA SIMI LLC	California
LS-OC PORTOLA LLC	California
LS-SF JORDAN RANCH LLC	California
LS-SUNNYVALE LLC	California
LS-WALNUT CREEK LLC	California
LANDSEA CONSTRUCTION ARIZONA INC.	Delaware
LANDSEA CONSTRUCTION INC.	Delaware
LANDSEA HOMES OF ARIZONA LLC	Delaware
LANDSEA HOMES OF CALIFORNIA INC.	Delaware
LANDSEA HOMES OF FLORIDA LLC	Delaware
LANDSEA HOMES OF TEXAS LLC	Delaware
LANDSEA HOMES US CORPORATION	Delaware
LANDSEA HOMES- WAB 2 LLC	Delaware
LANDSEA HOMES- WAB LLC	Delaware
LANDSEA REAL ESTATE ARIZONA INC.	Delaware
LANDSEA REAL ESTATE, NEW JERSEY, L.L.C.	Delaware
LANDSEA URBAN LLC	Delaware
LS MANAGER VALE LLC	Delaware
LS-14 AVE JV LLC	Delaware
LS-14 AVE LLC	Delaware
LS-14 AVE MEMBER LLC	Delaware
LS-14 AVE MEZZ LLC	Delaware
LS-51 PEORIA LLC	Delaware
LS-925 WOLFE LLC	Delaware
LS-ALAMEDA MARINA LLC	Delaware
LS-ANAHEIM LLC	Delaware
LS-ANTHEM LLC	Delaware
LS-BENTRIDGE LLC	Delaware
LS-CHANDLER LLC	Delaware
LS-CHATSWORTH LLC	Delaware
LS-CITRUS PARK LLC	Delaware
LS-DANVILLE LLC	Delaware
LS-EASTMARK LLC	Delaware
LS-EASTMARK V LLC	Delaware
LS-FL COURTYARDS AT WATERSTONE LLC	Delaware
LS-FONTANA LLC	Delaware
LS-GOODYEAR LLC	Delaware
LS-LA SIMI MEZZ LLC	Delaware
LS-LCF CA, LLC	Delaware
LS-LIDO LLC	Delaware
LS-MILPITAS LLC	Delaware
LS-NEWARK LLC	Delaware
LS-NORTH PHOENIX LLC	Delaware
LS-NOVATO LLC	Delaware
LS-ONTARIO II LLC	Delaware
LS-ONTARIO LLC	Delaware
LS-PLACENTIA LLC	Delaware
LS-QUEEN CREEK II LLC	Delaware
LS-QUEEN CREEK LLC	Delaware
LS-SAN JUAN LLC	Delaware
LS-SANTA CLARA LLC	Delaware
LS-TRACY LLC	Delaware
LS-VEH 2 LLC	Delaware

LS-VEH COUNTRY CLUB LAKES LLC	Delaware
LS-VEH GEORGIANA RESERVE LLC	Delaware
LS-VEH HALIFAX BULOW LLC	Delaware
LS-VEH HALIFAX ESTATE LLC	Delaware
LS-VEH JUNCTION LLC	Delaware
LS-VEH LAKE HELEN LLC	Delaware
LS-VEH LLC	Delaware
LS-VEH REDTAIL LLC	Delaware
LS-VEH ST. JOHN’S LLC	Delaware
LS-VEH TX 2 LLC	Delaware
LS-VEH TX LLC	Delaware
LS-VERRADO MARKETSIDE LLC	Delaware
LS-VERRADO VICTORY DUPLEX LLC	Delaware
LS-WILDER LLC	Delaware
PINNACLE WEST HOMES HOLDING LLC	Delaware
PORTOLA PA-1 MEZZ OWNER LLC	Delaware
PORTOLA PA-1 OWNER, LLC	Delaware
PORTOLA PA-3 MEZZ OWNER LLC	Delaware
PORTOLA PA-3 OWNER, LLC	Delaware
PORTOLA PA-4 MEZZ OWNER LLC	Delaware
PORTOLA PA-4 OWNER, LLC	Delaware
PORTOLA PA-5 MEZZ OWNER LLC	Delaware
PORTOLA PA-5 OWNER, LLC	Delaware
PORTOLA PA-5B MEZZ OWNER LLC	Delaware
PORTOLA PA-5B OWNER, LLC	Delaware
THE VALE PA-1 OWNER, LLC	Delaware
THE VALE PA-2 OWNER, LLC	Delaware
THE VALE PA-3 OWNER, LLC	Delaware
COUNTRY CLUB LAKES DEVELOPERS, LLC	Florida
GEORGIANA COMMUNITY DEVELOPERS LLC	Florida
HANOVER FAMILY BUILDERS, LLC	Florida
HANOVER SUNRISE RIDGE, LLC	Florida
HERITAGE POINT COMMUNITY DEVELOPERS LLC	Florida
HFB ARDMORE PHASE III, LLC	Florida
HFB BERESFORD WOODS, LLC	Florida
HFB CELERY AVENUE, LLC	Florida
HFB CYPRESS HAMMOCK, LLC	Florida
HFB CYPRESS OAKS, LLC	Florida
HFB FIRST PLACE, LLC	Florida
HFB GREENFIELD, LLC	Florida
HFB HAMMOCK RESERVE, LLC	Florida
HFB HORSE CREEK, LLC	Florida
HFB KENTUCKY SQUARE, LLC	Florida
HFB LAKES, LLC	Florida
HFB MARION RIDGE, LLC	Florida
HFB ORCHID TERRACE, LLC	Florida
HFB PRESERVATION POINTE LLC	Florida
HFB RIDGEVIEW LLC	Florida
HFB SKY VENTURES, LLC	Florida
HFB SUNRISE, LLC	Florida
HFB TRINITY LAKES, LLC	Florida
HFB TRINITY PLACE, LLC	Florida
HFB WILLIAMS PRESERVE, LLC	Florida
HFB WIREGRASS PARTNER, LLC	Florida
LS-VEH EAGLE CREST LLC	Florida
MERCEDES PREMIER HOMES JACKSONVILLE LLC	Florida
MERCEDES PREMIER HOMES MELBOURNE LLC	Florida
MERCEDES PREMIER HOMES, LLC	Florida
MERCEDES PREMIER REALTY, LLC	Florida
PSH PARTNERSHIP, LLC	Florida
THE JUNCTION COMMUNITY DEVELOPERS LLC	Florida
THOMPSON ROAD, LLC	Florida
THOUSAND OAKS DEVELOPMENT, LLC	Florida
VE HOMES, LLC	Florida
VINTAGE ESTATE HOMES LLC	Florida
VINTAGE ESTATE HOMES OF TEXAS LLC	Florida
WILLIAMS PRESERVE PHASE III, LLC	Florida

Schedule 1.01(b)

Excluded Subsidiaries

HFB STOREY CREEK, LLC	Delaware
Landsea Title LLC	Delaware
LS-Boston Point LLC	Delaware
LS-NJ Port Imperial Borrower, LLC	Delaware
LS-NJ Port Imperial EB5 Borrower, LLC	Delaware
LS-NJ Port Imperial JV, LLC	Delaware
LS-NJ Port Imperial LLC	Delaware
LS-NJ Port Imperial Member, LLC	Delaware
LS-PA Boston Point LLC	Delaware
LS-SAN TAN GATEWAY LLC	Delaware